IVAX CORPORATION

Offer to Exchange
1.5% Convertible Senior Notes due 2024
for Any and All Outstanding
1.5% Convertible Senior Notes due 2024
(CUSIP Nos. 465823AJ1 and
465823AH5, and ISIN Nos. US465823AJ17
and US465823AH50)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 16, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). HOLDERS OF THE OLD NOTES MUST VALIDLY TENDER AND NOT VALIDLY WITHDRAW THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR THE NEW NOTES (AS DESCRIBED BELOW).

In exchange for each $1,000 principal amount of our outstanding 1.5% convertible senior notes due 2024 (the “Old Notes”) that is validly tendered and accepted for exchange upon the terms and subject to the conditions set forth in this Offer to Exchange (this “Offer to Exchange”) and in the related Letter of Transmittal (the “Letter of Transmittal”), we hereby offer (i) $1,000 principal amount of our 1.5% convertible senior notes due 2024 (the “New Notes” and, together, with the Old Notes, the “Notes”) and (ii) a one-time cash payment (an “Exchange Fee”) equal to $2.50 per $1,000 principal amount of such Old Notes validly tendered and accepted for exchange. The offer to exchange the Notes (including payment of the Exchange Fee) pursuant to this Offer to Exchange and the related Letter of Transmittal is referred to herein as the “Offer.” The Offer is not contingent upon the tender or exchange of any minimum principal amount of the Old Notes. The Offer, however, is conditioned upon satisfaction of certain conditions.

The Offer will expire at 12:00 midnight, New York City time, on February 16, 2005 unless we extend it and subject to our right, in our sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. We will announce any extension of the Offer by press release no later than 9:00 a.m., New York City time, on the next American Stock Exchange trading day after the previously scheduled Expiration Date.

Tendered Old Notes may be withdrawn at any time until the Expiration Date.

The terms of the New Notes are substantially similar to the terms of the Old Notes, except that the New Notes will contain a net share settlement mechanism, as described below in more detail.

Subject to the terms of the Offer and upon satisfaction or waiver of the conditions thereto, we will exchange the Old Notes in the manner described in this Offer to Exchange. If we amend this Offer in any respect or waive any condition to the Offer, we will give written notice of the amendment or waiver to the Exchange Agent, will make a public announcement of the amendment or waiver promptly afterward and will extend the period during which Old Notes may be tendered or withdrawn as a result of any such amendment to the extent required by law.

Our common stock is traded on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the symbol “IVX.L.” On January 19, 2005, the closing sale price for our common stock on the American Stock Exchange was $14.52.

As used in this Offer to Exchange, references to “IVAX,” “the Company,” “we,” “our” and “us” refer to IVAX Corporation and its subsidiaries in each case, unless the context otherwise requires or as otherwise indicated.

THE OFFER IS DESCRIBED IN DETAIL IN THIS OFFER TO EXCHANGE, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS,” BEGINNING ON PAGE 17 OF THIS OFFER TO EXCHANGE, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE OFFER.

January 20, 2005

NEITHER OUR BOARD OF DIRECTORS NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CHOOSE TO TENDER AND EXCHANGE YOUR OLD NOTES FOR THE NEW NOTES AND NO ONE HAS BEEN AUTHORIZED TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OLD NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE OLD NOTES TO TENDER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED ON THE MERITS OF THIS TRANSACTION OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS OFFER TO EXCHANGE. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS OFFER TO EXCHANGE ARE NOT PART OF THIS OFFER TO EXCHANGE.

THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS. THE DELIVERY OF THIS OFFER TO EXCHANGE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR AFFILIATES SINCE THE DATE HEREOF.

IN MAKING A DECISION IN CONNECTION WITH THE OFFER, YOU MUST RELY ON YOUR OWN EXAMINATION OF US AND THE TERMS OF THE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. YOU SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFER TO EXCHANGE AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFER TO EXCHANGE AND THE OFFER CONTEMPLATED HEREBY.

WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), TO EXEMPT THE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE NEW NOTES FOR THE OLD NOTES. WE ARE ALSO RELYING ON SECTIONS 18(a) AND 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER FROM STATE SECURITIES LAW REQUIREMENTS. WE HAVE NO CONTRACT, ARRANGEMENT OR UNDERSTANDING RELATING TO, AND WILL NOT, DIRECTLY OR INDIRECTLY, PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESPERSON, AGENT OR ANY OTHER PERSON FOR SOLICITING TENDERS IN THE EXCHANGE OFFER. IN ADDITION NEITHER OUR FINANCIAL ADVISOR NOR ANY BROKER, DEALER, SALESPERSON, AGENT OR ANY OTHER PERSON, IS ENGAGED OR AUTHORIZED TO EXPRESS ANY STATEMENT, OPINION, RECOMMENDATION OR JUDGMENT WITH RESPECT TO THE RELATIVE MERITS AND RISKS OF THE OFFER.

WE HAVE NOT FILED A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS WITH RESPECT TO THE NEW NOTES THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS OFFER.

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Any questions or requests for assistance concerning the Offer may be directed to MacKenzie Partners, Inc. (referred to herein as the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

106 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Call Toll Free: (800) 322-2885

The Exchange Agent for the Offer is:

U.S. Bank National Association

60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Department

This Offer to Exchange incorporates by reference important business and financial information about us that is not included in or delivered with this Offer to Exchange. This information may be read and copied at the SEC’s public reference rooms at 450 Fifth Street N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet site at http://www.sec.gov that contains certain information filed by us electronically with the SEC.

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Forward-looking statements

This Offer to Exchange contains or incorporates by reference forward-looking statements. Generally, these statements can be identified by the use of terms such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate,” “should,” “may,” “will” and similar expressions. Forward-looking statements may include statements about:

†	our intention to generate growth through the introduction of new proprietary drugs, the expanded sale and distribution of our current products, the acquisition of new businesses and products and strategic collaborations;

†	the ability of our research programs to develop improved forms of drugs, novel compounds and new delivery systems;

†	our ability to acquire additional manufacturing and distribution capabilities;

†	our ability to establish additional joint ventures and distribution channels;

†	our ability to integrate operations and exploit opportunities among our subsidiaries;

†	our capacity to become a worldwide leader in the asthma market;

†	our ability to identify, acquire and successfully integrate new acquisitions of companies or products;

†	our ability to develop new formulations and obtain marketing authorizations which will enable us to be the first, or among the first, to launch brand equivalent products;

†	market acceptance and demand for new pharmaceutical products or alternative formulations of existing pharmaceutical products we may develop and sell;

†	court and U.S. Food and Drug Administration (“FDA”) decisions on exclusivity periods;

†	the number and timing of regulatory approvals of competing products;

†	our ability to establish and maintain the bioequivalency and efficacy of our brand equivalent products;

†	our ability to develop or license proprietary products for indications having large patient populations, or for which limited or inadequate treatments exist;

†	our capacity to accelerate product development and commercialization by in-licensing products and by developing new dosage forms or new therapeutic indications for existing products;

†	anticipated trends in the pharmaceutical industry and the effect of technological advances on competition;

†	our ability to maintain a pipeline of products in development;

†	our ability to develop and rapidly introduce new products and to introduce existing products into new territories;

†	the timing of regulatory approval of such products;

†	the impact of competition from brand-name companies that sell or authorize the sale of their own generic products or successfully extend the exclusivity period of their branded products;

†	the impact of competitive pricing pressures within the generic pharmaceutical industry;

†	the impact of pharmaceutical industry regulations or pending legislation that could affect the pharmaceutical industry;

†	our ability to reduce our backlog and efficiently manufacture, obtain and maintain a sufficient supply of products to meet market demand, retain our customers and meet contractual deadlines and terms;

Forward-looking statements

†	whether our proposed spending on facilities improvement and expansion will be as projected;

†	our ability to obtain and maintain FDA approval of our manufacturing facilities;

†	our estimates, judgments, and assumptions used in preparing our financial statements;

†	our ability to document and test our internal control systems and procedures and implement any improvements that may be necessary in order for us to comply with section 404 of the Sarbanes-Oxley Act of 2002;

†	our estimates regarding the capacity of our facilities;

†	uncertainties regarding the outcome and timing of pending investigations and litigation, particularly those related to Hatch-Waxman Act exclusivity and patent infringement cases;

†	our ability to pay interest on the New Notes;

†	our ability to pay principal on the New Notes at maturity, redemption or upon conversion;

†	our ability to achieve the milestones specified in our license and development agreements;

†	the availability and cost of raw materials required to manufacture our products;

†	our ability to forecast inventory levels and trends at our customers and their end-customers;

†	our and our competitors’ pricing and charge back policies; and

†	other matters.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this Offer to Exchange, including the cautionary information set forth under the heading “Risk Factors” beginning on page 17.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this Offer to Exchange or the date of an incorporated document, as applicable, and we undertake no obligation to update or revise these statements.

Notice regarding Arthur Andersen LLP

Our consolidated financial statements as of December 31, 2001 and for the year then ended, which are incorporated by reference in this Offer to Exchange, were audited by Arthur Andersen LLP, which issued a publicly available audit report expressing its unqualified opinion with respect thereto. We dismissed Arthur Andersen LLP in May 2002. Additionally, we have not required our current auditors to re-audit these financial statements. Since we have not obtained the consent of Arthur Andersen LLP, which has ceased operations, you may not be able to recover against Arthur Andersen LLP under United States securities laws for any misstatement of a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein. To the extent that a holder of the Old Notes participating in the Offer could make a successful claim against Arthur Andersen LLP for any matter related to these financial statements, due to Arthur Andersen LLP’s current financial and legal circumstances, the ability of Arthur Andersen LLP to satisfy those claims may be limited as a practical matter.

Summary

The following summary is provided for your convenience. It highlights material information in this Offer to Exchange and the related Letter of Transmittal, but does not describe all of the details of the Offer. Holders are urged to read the more detailed information set forth in this Offer to Exchange and in the related Letter of Transmittal before deciding whether to tender the Old Notes. This summary is qualified in its entirety by reference to the terms of the Offer described more fully in this Offer to Exchange and in the related Letter of Transmittal.

The offer

We commenced the Offer upon the terms and subject to the conditions described below. If you have questions, please call the Information Agent toll-free at its telephone number on the back cover of this Offer to Exchange.

Reasons for the Offer	Because of recent accounting changes that would otherwise require us to include the shares of our common stock underlying the Old Notes in our earnings per share calculations, we are offering to exchange the New Notes, which contain a net share settlement mechanism, for the Old Notes. The net share settlement provision reduces the number of shares of our common stock issuable upon conversion of the New Notes and thereby reduces the number of shares of our common stock included in our earnings per share calculation. See “Description of the New Notes—Conversion Rights.”

Net share settlement provision	Upon conversion, holders of the New Notes will receive cash and, if applicable, shares of our common stock. The aggregate value (the “net share conversion value”) of the cash and, if applicable, shares of our common stock per $1,000 principal amount of the New Notes will be equal to the product of:

† the conversion rate then in effect; and

† the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the “10-day weighted average price”).

Except as described under “Description of the New Notes—Conversion Rights,” we will deliver the net share conversion value of the New Notes surrendered for conversion to converting holders as follows:

† a cash amount (the “principal return”) equal to the lesser of:

† the aggregate net share conversion value of the New Notes to be converted; and

† the aggregate principal amount of the New Notes to be converted;

† if the aggregate net share conversion value of the New Notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”) equal to the aggregate net share conversion value less the principal return (the “net share amount”); and

† a cash amount in lieu of any fractional shares of our common stock.

See “Description of the New Notes—Conversion Rights.”

Expiration Date; extension	The Offer commenced on January 20, 2005 and will expire at 12:00 midnight, New York City time, on February 16, 2005, unless extended by us in our sole discretion, subject to our right in our sole discretion and subject to applicable law, to terminate, withdraw or amend the Offer at any time as described in this Offer to Exchange. We will announce any extension of the Offer by press release no later than 9:00 a.m., New York City time, on the next American Stock Exchange trading day after the previously scheduled Expiration Date.

Exchange Fee	We will pay holders whose Old Notes are exchanged for the New Notes pursuant to the Offer a one-time cash payment equal to $2.50 per $1,000 principal amount of their Old Notes validly tendered and accepted for exchange. Payment of the Exchange Fee will be made by wire transfer submitted to the Exchange Agent, to the accounts specified in the Letter of Transmittal, promptly after the Expiration Date.

Terms of the exchange	We are offering to exchange $1,000 principal amount of the New Notes plus an Exchange Fee for each $1,000 principal amount of the Old Notes validly tendered and accepted for exchange. The New Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Holders of the Old Notes may tender all, some or none of their Old Notes, but only in denominations of $1,000 and any integral multiple of $1,000.

Payment of interest	Holders whose Old Notes are exchanged for the New Notes pursuant to the Offer will not be entitled to accrued and unpaid or any future interest payments on such Old Notes because interest on the New Notes will accrue from September 1, 2004, the last interest payment date under the Old Notes.

Accrued interest on Old Notes	Interest on the New Notes will accrue from September 1, 2004, the last interest payment date on which interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid or any future interest under such Old Notes from September 1, 2004.

How to tender	Any beneficial holder desiring to tender the Old Notes pursuant to the Offer should request such beneficial owner’s custodian or nominee to effect the transaction for such beneficial owner. Participants in The Depository Trust Company, or DTC, may electronically transmit their acceptance of the Offer by causing DTC to transfer the Old Notes to the Exchange Agent in accordance with the procedures for transfer of DTC’s Automated Tender Offer Program, or ATOP. In addition, the Information Agent can answer questions regarding how to tender the Old Notes.

Withdrawal rights	Tendered Old Notes may be withdrawn at any time up until the Expiration Date, or any subsequent date and time to which we extend the Offer. See “The Offer to Exchange—Withdrawal of Tenders.” Old Notes that have been validly withdrawn may be retendered by following the procedures described under “The Offer to Exchange—Procedures for Tendering Old Notes” at any time on or prior to the Expiration Date.

Acceptance of tendered Old Notes	Subject to the terms of the Offer and upon satisfaction or waiver of the conditions thereto, we will accept for exchange and will promptly exchange all Old Notes validly tendered and not validly withdrawn prior to the Expiration Date. We will issue the New Notes promptly after the Expiration Date. We will issue the New Notes in exchange for the Old Notes that are accepted for exchange only after receipt by the Exchange Agent of (i) a timely book-entry confirmation of transfer of the Old Notes into the Exchange Agent’s DTC account, or if the tender is made through an eligible institution, a notice of guaranteed delivery and (ii) a properly completed and executed Letter of Transmittal or an electronic confirmation pursuant to DTC’s ATOP system. See “The Offer to Exchange—Acceptance of the Old Notes and Delivery of the New Notes.”

Conditions to the Offer	The Offer is not contingent upon the tender of any minimum principal amount of the Old Notes. The Offer, however, is conditioned upon satisfaction of certain customary conditions. We reserve the right to waive any and all conditions to the Offer. See “The Offer to Exchange—Conditions to the Offer.”

Amendment to the Offer	We reserve the right to accept any of the Old Notes tendered and to otherwise interpret or modify the terms of the Offer. If we amend this Offer in any respect or waive any condition to the Offer, we will give written notice of the amendment or waiver to the Exchange Agent, will make a public announcement of the amendment or waiver promptly afterward and will extend the period during which Old Notes may be tendered or withdrawn as a result of any such amendment to the extent required by law.

Use of proceeds; fees and expenses of the Offer	We will not receive any cash proceeds from the Offer. The Old Notes that are properly tendered and not validly withdrawn, and exchanged pursuant to the Offer, will be retired and canceled. We estimate that the total fees and expenses of the Offer (excluding the Exchange Fee) will be approximately $900,000. If all the Old Notes are exchanged for New Notes, we will pay an aggregate of $1,000,000 in Exchange Fees. We will use funds from our general working capital to pay the Exchange Fee and the expenses of the Offer.

Tax consequences	The United States federal income tax consequences of the exchange of the Old Notes for the New Notes are unclear. We will take the position that the exchange of Old Notes for the New Notes does not constitute a significant modification of the terms of the Old Notes. As a result, the New Notes should be treated as a continuation of the Old Notes and there should be no United State federal income tax consequences to holders who participate in the Offer, except that holders will have to recognize the receipt of the Exchange Fee as ordinary income.

By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange as not constituting a significant modification of the terms of the Old Notes. If, contrary to this position, the exchange of the Old Notes for the New Notes is deemed to constitute a significant modification of the terms of the Old Notes for United State federal income tax purposes, the tax consequences to holders could be materially different. For a discussion of the potential tax consequences of the exchange, see “Certain United States Federal Income Tax Consequences.”

Deciding whether to participate in the Offer	Neither we nor our officers, directors or any other person are making any recommendation as to whether you should choose to tender and exchange your Old Notes for the New Notes and no one has been authorized to make such a recommendation.

Holders of the Old Notes must make their own decisions as to whether to tender their Old Notes, and, if so, the principal amount of the Old Notes to tender, after reading this Offer to Exchange and the Letter of Transmittal and consulting with their advisors, if any, based on each holder’s financial position and requirements.

Information Agent	MacKenzie Partners, Inc.

Exchange Agent	U.S. Bank National Association

Risk factors	Holders of the Old Notes should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this Offer to Exchange and in the related Letter of Transmittal, before deciding to participate in the Offer.

Consequences of not exchanging the Old Notes	Following the consummation of the Offer, the liquidity of any trading market for the Old Notes not tendered for exchange, tendered and validly withdrawn or tendered and not accepted, could be adversely affected to the extent a significant number of Old Notes are validly tendered and accepted for exchange.

New notes

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the New Notes, and before you decide whether to tender your Old Notes in the Offer, please refer to the section of this Offer to Exchange entitled “Description of the New Notes.” The terms of the New Notes will be set forth in the indenture under which we will issue the New Notes, and this summary is qualified in its entirety by reference to the terms of the indenture. For purposes of the description of the New Notes included in this Offer to Exchange, references to “the Company,” “IVAX,” “us,” “we,” and “our” refer only to IVAX Corporation and do not include our subsidiaries.

Issuer	IVAX Corporation.

New Notes offered	Up to $400 million aggregate principal amount of 1.5% convertible senior notes due 2024.

Maturity	March 1, 2024, unless earlier redeemed, repurchased or converted.

Ranking	The New Notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor. The New Notes will not be guaranteed by any of our subsidiaries and, accordingly, are subordinated to all of our existing and future secured indebtedness (to the extent of the security therefor) and to all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2004, we had approximately $14.5 million of outstanding secured indebtedness and our subsidiaries had approximately $286.5 million of indebtedness and other obligations, excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with United States generally accepted accounting principles (“GAAP”).

The New Notes will rank equal in right of payment with the Old Notes and our 1.875% convertible senior notes due 2024 and senior to our 4.5% convertible senior subordinated notes due 2008.

Interest	1.5% per year on the principal amount, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2005. Interest on the New Notes will accrue from September 1, 2004 and be paid to holders of the New Notes on March 1, 2005. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid or any future interest on such Old Notes from September 1, 2004.

Contingent interest	We will pay contingent interest to the holders of the New Notes during any six-month period from March 1 to August 31 and from September 1 to February 28, commencing with the six-month period beginning March 1, 2011, if the average market price of the New Notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the New Notes. The amount of contingent interest payable per New Note in respect of any six-month period will equal 0.36% per annum of the average price of a New Note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Conversion rights	Holders of the New Notes may surrender the New Notes for conversion into cash and, if applicable, shares of our common stock based on a conversion rate, subject to adjustment, of 41.85925 shares of our common stock per $1,000 principal amount of the New Notes (which represents a conversion price of approximately $23.89 per share), only under the following circumstances:

† during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

† during any Note Measurement Period in which the average market price for the New Notes during that Note Measurement Period was less than 95% of the average conversion value for the New Notes during such period;

† if we have called the New Notes for redemption; or

† upon the occurrence of specified corporate transactions.

Upon conversion, holders of the New Notes will receive cash and, if applicable, shares of our common stock. The net share conversion value of the cash and, if applicable, shares of our common stock per $1,000 principal amount of the New Notes will be equal to the product of:

† the conversion rate then in effect; and

† the 10-day weighted average price.

Except as described under “Description of the New Notes—Conversion Rights,” we will deliver the net share conversion value of the New Notes surrendered for conversion to converting holders as follows:

† a principal return equal to the lesser of:

† the aggregate net share conversion value of the New Notes to be converted; and

† the aggregate principal amount of the New Notes to be converted;

† if the aggregate net share conversion value of the New Notes to be converted is greater than the principal return, net shares determined as set forth in the indenture, equal to the net share amount; and

† a cash amount in lieu of any fractional shares of our common stock.

See “Description of the New Notes—Conversion Rights.”

Redemption of the New Notes at our option	On or after March 1, 2011, we may redeem for cash all or part of the New Notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each of the holders of the New Notes, at 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, including any contingent interest, to, but excluding, the redemption date. See “Optional Redemption by Us.”

Repurchase of the New Notes at the option of the holder	You have the right to require us to purchase all or a portion of your New Notes on March 1, 2011, March 1, 2014 and March 1, 2019 (each, a “repurchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest, to, but excluding, the repurchase date. We will pay cash for any New Notes so repurchased. See “Description of the New

Notes—Repurchase of the New Notes at the Option of Holders—Optional Put.”

Repurchase of the New Notes upon a Repurchase Event	If a “Repurchase Event,” as defined in the indenture under which we will issue the New Notes, occurs, each holder may require us to repurchase for cash all or a portion of the holder’s New Notes at 100% of the principal amount, plus accrued and unpaid interest, including any contingent interest, to, but excluding, the repurchase date. See “Description of the New Notes—Repurchase of the New Notes at the Option of Holders—Repurchase of the New Notes at the Option of Holders Upon a Repurchase Event.”

Events of default	If an event of default under the New Notes has occurred and is continuing, the principal amount of the New Notes plus any accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of the New Notes—Events of Default.”

Registration rights	We will use our reasonable best efforts to file, within 90 days of the consummation of the Offer, a shelf registration statement relating to the resale of the New Notes and any shares of our common stock issuable upon conversion of the New Notes, and we will use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the consummation of the Offer. Under no circumstances, however, will we be obligated to pay liquidated damages or other penalties because of our failure to file such registration statement and our failure to do so will not constitute an event of default under the indenture relating to the New Notes.

You can obtain a Notice and Questionnaire to provide us with the necessary information to be included as a “selling securityholder” in our registration statement by calling the Information Agent at the number on the back cover of this Offer to Exchange. However, if you hold Old Notes with the “unrestricted” CUSIP number 465823AJ1, ISIN number US465823AJ17, we believe that you may be free to sell any such Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours) and, accordingly, you should also be free to sell any New Notes issued in exchange for such Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours).

You should consult your legal advisor with respect to your particular circumstances. With respect to all New Notes, we will take appropriate steps, including, to the extent required, filing one or more registration statements under the Securities Act, so that any shares of our common stock issued upon conversion of the New Notes are registered under the Securities Act or exempt from registration under the Securities Act.

U.S. federal income tax considerations	Under the indenture governing the New Notes, we and each holder agreed for U.S. federal income tax purposes to treat the New Notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments. Holders of debt instruments subject to the Treasury Regulations governing contingent payment debt instruments are required to accrue interest at the comparable yield at which the issuer could have issued a fixed-rate nonconvertible debt instrument with no contingent payments, but with similar other terms and conditions. At the time the Old Notes were issued, we determined the comparable yield to be 7.0%. Assuming that the exchange of the Old Notes for the New Notes does not constitute a significant modification of the terms of the Old Notes, and, accordingly, the New Notes will be treated as a continuation of the Old Notes for U.S. federal income tax purposes, holders will continue to accrue interest on the New Notes at a rate of 7.0%, compounded semiannually (subject to certain adjustments). As a result, a U.S. holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received in that year. Additionally, a U.S. holder generally will be required to recognize any gain realized on a sale, exchange, conversion, redemption or repurchase of the New Notes as ordinary income, rather than capital gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of any shares of our common stock received. The application of the contingent payment debt rules is uncertain, and no ruling will be obtained from the Internal Revenue Service concerning the application of these rules to the New Notes. You should consult your own tax advisor concerning the tax consequences of owning the New Notes. For more information, see “Certain United States Federal Income Tax Consequences.”

DTC eligibility	The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the New Notes	The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any national securities exchange or any automated dealer quotation system. Our common stock is listed on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the symbol “IVX.L.” See “Risk Factors—Risks Related to the Offer, the Old Notes and the New Notes.”

The company

We are a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. We manufacture and/or market several brand name pharmaceutical products and a wide variety of brand equivalent and over-the-counter pharmaceutical products, primarily in the United States, the United Kingdom and Latin America. We also have subsidiaries located throughout the world, some of which are among the leading pharmaceutical companies in their markets.

We market a number of proprietary and brand name products treating a variety of conditions. These products are marketed by our direct sales force to physicians, pharmacies, hospitals, managed care organizations and government agencies.

We have substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for asthma, in metered-dose inhaler formulations. Our United Kingdom subsidiary is the third largest respiratory company in that market. At the core of our respiratory franchise are advanced delivery systems, which include a patented breath-activated metered-dose inhaler called Easi-BreatheTM and a patented dry-powder inhaler called AirmaxTM, as well as conventional metered-dose inhalers. We have pioneered the development of aerosol products that do not contain CFCs (chlorofluorocarbons), chemicals that are believed to be harmful to the environment, which are being phased out on a global basis.

We are committed to the cost-effective development of proprietary pharmaceuticals directed primarily towards indications having relatively large patient populations or for which we believe limited or inadequate treatments are available, with an emphasis on the development of products in the oncology and respiratory fields. As part of this strategy, from time to time we enter into licensing and collaborative alliances, which allow us to exploit our drug development capabilities or provide us with valuable intellectual property and technologies.

We also market a broad line of brand equivalent pharmaceutical products, both prescription and over-the-counter. In the United States, we manufacture and market approximately 63 brand equivalent prescription drugs in an aggregate of approximately 143 dosage strengths. In the United States, we distribute approximately 164 additional brand equivalent prescription and over-the-counter drugs as well as vitamin supplements. In the United Kingdom, we are a leading provider of brand equivalent pharmaceutical products, marketing approximately 312 brand equivalent drugs, about half of which we manufacture.

We will seek to add to our portfolio of brand equivalent products by emphasizing the development of products that, because of one or more special characteristics, such as being difficult to formulate or manufacture, facing regulatory or patent obstacles or having limited sources of raw materials, are less likely to encounter competition.

We also own approximately 74% of the equity of IVAX Diagnostics, Inc. (AMEX:IVD). IVAX Diagnostics develops, manufactures and markets diagnostics test kits or assays that are used to aid in the detection of disease markers primarily in the area of autoimmune and infectious diseases. These products are marketed to clinical reference laboratories, hospital laboratories, research institutions and other commercial entities in the United States and in Italy through IVAX Diagnostics’ direct sales force and through independent distributors in other markets.

We were incorporated in Florida in 1993, as successor to a Delaware corporation formed in 1985. Our executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137. Our telephone number is (305) 575-6000. Our website address is www.ivax.com. Our website is not part of this Offer to Exchange.

Differences between the Old Notes and the New Notes

The differences between the Old Notes and New Notes are described in the table below, and except as set forth below, the terms of the New Notes are substantially similar to those of the Old Notes. The table below is qualified in its entirety by the information contained in this Offer to Exchange and the documents governing the Old Notes and the New Notes. For a more detailed description of the New Notes, see “Description of the New Notes.”

	Old Notes	New Notes

Notes and principal amount	$400 million aggregate principal amount of 1.5% convertible senior notes due 2024.	Up to $400 million aggregate principal amount of 1.5% convertible senior notes due 2024.
Conversion rights	Holders may surrender the Old Notes for conversion prior to the stated maturity, in multiples of $1,000 principal amount, only under the following circumstances:	Holders may surrender the New Notes for conversion prior to the stated maturity, in multiples of $1,000 principal amount, only under the following circumstances:
	† during any fiscal quarter (beginning with the quarter ended June 30, 2004) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;	† during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;
† during any Note Measurement Period in which the average market price for the Old Notes during that Note Measurement Period was less than 95% of the average conversion value for the Old Notes during such period; provided, however, that, beginning March 1, 2019, holders may not convert their Old Notes if the closing sale price of our common stock on the trading day immediately preceding the day on which the Old Notes are surrendered for conversion is greater than 100% of the conversion price but equal to or less than 120% of the conversion price;	† during any Note Measurement Period in which the average market price for the New Notes during that Note Measurement Period was less than 95% of the average conversion value for the New Notes during such period;

†  if we have called the New Notes for redemption; or

† upon the occurrence of specified corporate transactions.

Old Notes	New Notes

† if we have called the Old Notes for redemption; or
† upon the occurrence of specified corporate transactions.
Conversion rate	The Old Notes may be converted into our common stock at the conversion rate of 41.85925 shares of our common stock per $1,000 principal amount of the Old Notes (which represents a conversion price of approximately $23.89 per share). The conversion rate is subject to adjustment under certain circumstances. Upon conversion, you will receive only shares of our common stock, you will not receive any cash payment for interest accrued to the conversion date.	The conversion rate and terms are the same as the Old Notes, except that:
Upon conversion, holders of the New Notes will receive cash and, if applicable, shares of our common stock. The net share conversion value of the cash and, if applicable, shares of our common stock per $1,000 principal amount of the New Notes will be equal to the product of:
† the conversion rate then in effect (initially 41.85925 shares of our common stock per $1,000 principal amount of the New Notes); and
† the 10-day weighted average price.
Except as described under “Description of the New Notes—Conversion Rights,” we will deliver the net share conversion value of the New Notes surrendered for conversion to converting holders as follows:
† a principal return equal to the lesser of:
† the aggregate net share conversion value of the New Notes to be converted; and
† the aggregate principal amount of the New Notes to be converted;
† if the aggregate net share conversion value of the New Notes to be converted is greater than the principal return, the amount of net shares, determined as set forth in the indenture governing the New Notes, equal to the net share amount; and

	Old Notes	New Notes

† a cash amount in lieu of any fractional shares of our common stock.
See “Description of the New Notes—Conversion Rights.”
Repurchase of notes upon a Repurchase Event	If a “Repurchase Event,” as defined in the indenture under which we issued the Old Notes, occurs, each holder may require us to purchase all or a accrued and unpaid interest, including contingent interest, to, but excluding, the repurchase date.	Same as the Old Notes, except that a “Repurchase Event” will be defined in the indenture under which we will issue the New Notes.
Accounting treatment	The “if converted” method under which the full number of shares of our common stock underlying the Old Notes will be deemed to be outstanding for purposes of calculating diluted earnings per share (if dilutive), whether or not the Old Notes may be converted pursuant to their terms.	The “treasury stock” method under which the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not include shares of our common stock underlying the New Notes other than the shares, if any, that we would be required to deliver upon conversion to satisfy our conversion obligations as described herein.
We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Offer. The expenses we incur in connection with the Offer will be recognized as incurred.

	Old Notes	New Notes

Registration rights	A registration statement under the Securities Act with respect to the Old Notes and the shares of our common stock issuable upon conversion of the Old Notes has been declared effective and, subject to our right to suspend the use of that registration statement as provided in the registration rights agreement relating to the Old Notes, we believe that you may be free to sell any such Old Notes or shares of our common stock without additional registration under the Securities Act (unless you are an affiliate of ours).	We will use our reasonable best efforts to file, within 90 days of the consummation of the Offer, a shelf registration statement relating to the resale of the New Notes and any shares of our common stock issuable upon conversion of the New Notes, and we will use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the consummation of the Offer. Under no circumstances, however, will we be obligated to pay liquidated damages or other penalties because
	You may also sell your Old Notes pursuant to a valid exemption from the registration requirements of the Securities Act.	of our failure to do so and our failure to do so will not constitute an event of default under the indenture relating to the New Notes.
Until any Securities Act registration statement with respect to the New Notes and any shares of our common stock issuable upon conversion of the New Notes becomes effective under the Securities Act, the New Notes and any shares of our common stock issuable upon conversion of the New Notes may only be sold pursuant to a valid exemption from the registration requirements of the Securities Act.
However, if you hold Old Notes with the “unrestricted” CUSIP number 465823AJ1, ISIN number US465823AJ17, we believe that you may be free to sell any such Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours) and, accordingly, you should also be free to sell any New Notes issued in exchange for such Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours).

Risk factors

Before you participate in the Offer, you should know that making an investment in the New Notes, retaining your Old Notes or holding the shares of our common stock, if any, issuable upon conversion of the Old Notes or the New Notes involves some risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of this Offer to Exchange and the factors discussed in the documents and other information incorporated by reference before tendering your Old Notes. The risks that we have highlighted here are not the only ones that we or you may face, and additional risks, including those presently unknown to us, could also impair our operations or your investment. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

RISKS RELATED TO OUR BUSINESS

We depend on our development, manufacture and marketing of new products for our future success.

Our future success is largely dependent upon our ability to develop, manufacture and market commercially successful new pharmaceutical products and brand equivalent versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

†	continually developing and testing products;

†	proving that new products are safe and effective in clinical trials;

†	proving that there is no significant difference in the rate and extent to which the active ingredient in the brand equivalent product becomes available at the site of drug action as compared to the brand name version; and

†	receiving requisite regulatory approval for all new products.

Delays in the development, manufacture and marketing of new products will impact our results of operations. Each of the steps in the development, manufacture and marketing of our products, as well as the process taken as a whole, involves significant periods of time and expense. We cannot be sure that:

†	any of our products presently under development, if and when fully developed and tested, will perform as we expect;

†	we will obtain necessary regulatory approvals in a timely manner, if at all; or

†	we can successfully and profitably produce and market any of our products.

Future inability to obtain components and raw materials or products could seriously affect our operations.

Some components and materials used in our manufactured products, and some products sold by us, are currently available only from one or a limited number of domestic or foreign suppliers. Additionally, in some cases we have listed only one supplier in our applications with the FDA and foreign governmental authorities. This includes products that have historically accounted for a significant portion of our revenues, including paclitaxel. In the event an existing supplier becomes unavailable or loses its regulatory status as an approved source, we will attempt to locate a qualified alternative; however, we may be unable to obtain the required components, raw materials, or products on a timely basis or at commercially reasonable prices. In addition, from time to time, certain of our outside suppliers have experienced regulatory or supply-related difficulties that have adversely impacted their ability to deliver products to us, causing supply delays or interruptions of supply. To the extent such difficulties cannot be resolved within a reasonable time, and at a reasonable cost, or we are required to qualify a new supplier, our revenues, profit margins and market share for the affected product could decrease, as well as delay our development and sales and marketing efforts.

Risk factors

Our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties and required government clearances. Acts of governments outside the United States may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, recent changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expirations of the applicable United States or foreign patents.

A relatively small group of products and customers may represent a significant portion of our net revenues or net earnings from time to time. If the volume or pricing of any of these products declines or we lose the customers, it could have a material adverse effect on our business, financial position and results of operations.

Sales of a limited number of our products often represent a significant portion of our net revenues or net earnings. This has been particularly relevant when a product has enjoyed a period of generic marketing exclusivity under the Hatch-Waxman Act as the first Abbreviated New Drug Application to be filed containing a paragraph iv certification for the listed patent. If the volume or pricing of our largest selling products decline in the future, our business, financial position and results of operations could be materially adversely affected.

A significant portion of our net revenues are derived from sales to a limited number of foreign and domestic customers. Any significant reduction or loss of business with one or several of these customers could have a material adverse effect on our business, financial position and results of operations. Further, distributors of our products have been reported to have experienced financial difficulties. Any economic difficulties faced by significant customers could have a material adverse effect on our business, financial position and results of operations.

We depend on our patents and proprietary rights and cannot be certain of their confidentiality and protection.

Our success with our proprietary products depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have numerous patents covering our technologies. We have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, we cannot be certain that we were the first to file patent applications on our discoveries. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation. We use confidentiality agreements with licensees, suppliers, employees and consultants to protect our trade secrets, unpatented proprietary know-how and continuing technological innovation. We cannot assure you that these parties will not breach their agreements with us. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. We

Risk factors

also cannot be sure, if we do not receive patents for products arising from research, that we will be able to maintain the confidentiality of information relating to our products.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products or result in claims for substantial damages.

The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true for the sale of the brand equivalent version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Our defense against charges that we infringed third party patents or proprietary rights could require us to incur substantial expense and to divert significant effort of our technical and management personnel. If we infringe on the rights of others, we could lose our right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products.

The outcome of patent litigation is difficult to predict because of the uncertainties inherent in litigation. Our results of operations, financial condition and cash flows could be adversely affected by a delay in obtaining FDA approval to market our products as a result of patent litigation, a delay in obtaining judicial decisions in such litigation, the expense of litigation whether or not we are ultimately successful, the diversion of the attention of management and our technical personnel as a result of the litigation, or an adverse outcome in such litigation. Litigation could prevent us from selling affected products, result in substantial damages or result in the payment of a substantial settlement amount.

Moreover, we often encounter substantial delays in obtaining judicial decisions in connection with patent litigation. During such delays, additional competition may arise, the brand product may be offered as a licensed generic or an over-the-counter product, other brand products may be introduced and promoted to prescribers instead of or in addition to the brand product, additional exclusivities may be awarded to the brand product, additional patents that cover the brand product may issue or be listed in the Orange Book, the labeling of the brand product may change or other matters occur that could delay generic competition or lessen our economic opportunity for our product.

Because we could invest a significant amount of time and expense in the development of our generic products only to be subject to significant additional delays and changes in the economic prospects for our product, we may consider seeking to commercialize our product prior to final resolution of the pending litigation. The risk involved in marketing products prior to final resolution of the litigation can be substantial because the remedies available to the owner of a patent for infringement could include, among other things, damages measured by the profits lost by the patent owner and not by the profits earned by the infringer. Because of the discount pricing typically involved with generic products, patented brand products generally realize a significantly higher profit margin than generic products. In the case of a willful infringer, the definition of which is unclear, these damages may even be trebled. This profit differential can act as a disincentive to the patent owner to settle patent litigation on terms that could allow our products to be marketed upon the settlement of such litigation. However, in order to realize the economic benefits of some of our products, we may decide to risk an amount, which exceeds the profit we anticipate making on our product, or even the selling price for such product.

Risk factors

We may not be able to use raw materials purchased or inventories of products made in advance of final approvals or satisfactory resolution of patent litigation.

From time to time, we purchase raw materials and make commercial quantities of our product candidates prior to the date that we receive FDA final marketing approval or satisfactory resolution of the patent infringement litigation, if any. Purchase of raw materials and production of pre-launch inventories involves the risks that such product(s) may not be approved for marketing by the FDA on a timely basis or ever, that the results of related litigation may not be satisfactory or that we may not be able to find alternative uses for such materials or inventory. If any of these events were to occur or the launch of such products is significantly postponed, we may be required to reassess the net realizable value of the related raw materials or inventory and could, in such case, incur a charge, which may be significant, to write down the value of such materials or inventory. As of September 30, 2004, we had approximately $39.0 million of inventories, primarily raw materials, related to certain products pending final approval and/or satisfactory resolution of litigation. Approximately 37% of our pre-launch inventory represents inventory for which the brand product’s patent protection has expired and we are awaiting regulatory approval to sell our generic equivalent.

Our net revenues and profits will be negatively impacted if we are unable to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated.

As part of our ongoing business strategy we enter into collaborative alliances and license arrangements, which permit us to reduce our development costs and often involve the receipt of an up-front payment, payment of fees upon completion of certain development milestones and also provide for royalties based upon sales of the products after successful development. We have received significant payments in the past from these arrangements and expect that payments from these arrangements will continue to be an important part of our business. Our future net revenues and profits will depend on, and will fluctuate from period to period, in part, based upon:

†	our ability to continue to enter into collaborative alliances and license agreements, which provide for up-front payments, milestone payments and royalties;

†	our ability to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated; and

†	our ability to achieve the milestones specified in our license and development agreements.

If we are unsuccessful in our collaborations or licensing arrangements our operating results could suffer.

We have made investments in certain collaborations and licensing arrangements and may use these and other methods to develop or commercialize products in the future. These arrangements typically involve other pharmaceutical companies as partners that may be competitors of ours in certain markets. In many instances, we will not control these collaborations or the commercial exploitation of the licensed products, and cannot assure you that these ventures will be profitable.

Our research and development expenditures will negatively impact our earnings in the short term and we may not recover those expenditures in the future.

We spent approximately $108.3 million during 2003 and $104.7 million during the nine months ended September 30, 2004, on our research and development efforts. These amounts represent significant increases in the amounts we allocated to research and development in prior periods. We may in the future increase the amounts we expend for research and development. As a result, our research and development expenditures may have an adverse impact on our earnings in the short term. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

Risk factors

Disruption of production at our principal manufacturing facility could have a material adverse effect on our business, financial position and results of operations.

Although we have other facilities, a significant amount of our brand equivalent products are produced at our largest manufacturing facility in Puerto Rico. A significant disruption at that facility, even on a short-term basis, could impair our ability to produce and ship products on a timely basis, which could have a material adverse effect on our business, financial position and results of operations.

Our acquisitions may reduce our earnings, be difficult for us to combine into our operations or require us to obtain additional financing.

In the ordinary course of our business we evaluate potential business acquisition opportunities, some of which may be material. We seek acquisitions which will provide new product and market opportunities, benefit from and maximize our existing assets, and add critical mass. Acquisitions may expose us to additional risks and may have a material adverse effect on our results of operations. Any acquisitions we make may:

†	fail to accomplish our strategic objectives;

†	not be successfully combined with our operations;

†	not perform as expected; and

†	expose us to cross border risks.

In addition, based on current acquisition prices in the pharmaceutical industry, our acquisitions could initially reduce our per share earnings and add significant amortization expense of intangible assets charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

We may be unable to manage our growth.

Over the past five years, our businesses and product offerings have grown substantially. This growth and expansion has placed, and is expected to continue to place, considerable demands on our management, operational and financial resources. To manage our growth, we must continue to (i) expand our operational, customer support and financial control systems and (ii) hire, train and retain qualified personnel. We cannot assure you that we will be able to adequately manage our growth. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected. While available quarterly, historically we have not consolidated the results of our subsidiaries on a monthly basis. We have acquired software which should make it possible for us to consolidate the information on a more expedited basis, but the implementation of the software has not yet been completed.

Sales of our products may be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

A significant amount of our sales are made to a relatively few foreign and domestic drug wholesalers, retail drug chains, managed care purchasing organizations, mail order and hospitals. These customers represent an essential part of the distribution chain of generic pharmaceutical products. These customers have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions potentially enable those groups to attempt to extract price discounts on our products. Our net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors. In addition, many of the major pharmaceutical distributors have experienced downturns and financial constraints which could impact both our sales and the collectibility of our receivables and cause

Risk factors

greater consolidation among our customers. The result of these developments may have a material adverse effect on our business, financial position and results of operations.

Political and economic instability and foreign currency fluctuations may adversely affect the revenues generated by our foreign operations.

Our foreign operations may be affected by the following factors, among others:

†	political and/or economic instability in some countries in which we currently do business or may do business in the future through acquisitions or otherwise;

†	uncertainty as to the enforceability of, and government control over, commercial rights;

†	expropriation by foreign governmental entities;

†	limitations on the repatriation of investment income, capital and other assets;

†	currency exchange fluctuations and currency restrictions; and

†	other adverse regulatory or legislative developments.

We sell products in many countries that are susceptible to significant foreign currency risk. We sell many of these products for United States dollars, which eliminates our direct currency risk but increases our credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. We sell a growing number of products, particularly in Latin America, for local currency, which results in a direct currency risk to us if the local currency devalues significantly. Additional foreign acquisitions may increase our foreign currency risk and the other risks identified above.

In June 2000, we acquired Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. In the third quarter of 2001, we acquired 99.9% of Laboratorio Chile S.A., a Chilean pharmaceutical company with operations in Chile, Argentina and Peru. Venezuela was considered a hyperinflationary economic environment through June 30, 2001. Although Venezuela is no longer considered hyperinflationary, it continues to experience high inflation rates and devaluation of its currency and could again become hyperinflationary in the near-term. The continuing political and economic instability in Venezuela, particularly the labor strikes and other forms of political protest directed against the Hugo Chavez administration, may adversely impact our Venezuelan operations and our consolidated earnings. Approximately 18% of our net revenues for 2003 and the first nine months of 2004 were attributable to our Latin American operations.

Increased indebtedness may impact our financial condition and results of operations.

On September 30, 2004, we had approximately $1.2 billion of consolidated indebtedness. Subsequent to that date, we redeemed $250.0 million of our outstanding 4.5% convertible senior subordinated notes and incurred an additional $333.0 million of indebtedness by issuing our 1.875% convertible senior notes. As of May 16, 2004, we redeemed our $249.0 million of outstanding 5.5% notes at a total cost, including redemption premium, of $254.9 million and wrote off $2.6 million of debt issuance costs. We may incur additional indebtedness in the future and the Notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

†	we will be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

†	our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

†	the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result,

Risk factors

these and other factors may affect our ability to make principal and interest payments on our indebtedness. We anticipate that approximately $95.2 million of cash flow from operations would be required during the twelve months ending September 30, 2005. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

†	seek additional financing in the debt or equity markets;

†	refinance or restructure all or a portion of our indebtedness;

†	sell selected assets;

†	reduce or delay planned capital expenditures; or

†	reduce or delay planned research and development expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

Our policies regarding returns, allowances and chargebacks, and marketing programs adopted by wholesalers, may reduce our revenues in future fiscal periods.

Based on industry practice in the United States, brand equivalent product manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, we give our customers credits on our brand equivalent products that our customers hold in inventory after we have decreased the market prices of the same brand equivalent products. If new competitors enter the marketplace and significantly lower the prices of any of their competing products, we would likely reduce the price of our product. As a result, we would provide significant credits to our customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like our competitors, we also give credits for chargebacks to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback is the difference between the price the wholesale customer pays and the price that the wholesale customer’s end-customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, allowances and chargebacks will not exceed our estimates.

Investigations of the calculation of average wholesale prices may adversely affect our business.

Many government and third-party payors, including Medicare, Medicaid, health maintenance organizations and managed care organizations, reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s average wholesale price, or AWP, or average manufacturer’s price, or AMP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP and AMP, in which they have suggested that reporting of inflated AWP’s or incorrect AMP’s have led to excessive payments for prescription drugs. A number of states and counties have sued us and certain of our subsidiaries, as well as numerous other pharmaceutical companies, alleging that certain products were sold at prices lower than the published AWP. Several of the suits also allege that we did not report to the states our best price for certain products under the Medicaid program. Each of these suits alleges, among other things, deceptive trade practices and fraud and seeks monetary and other relief, including civil penalties and treble damages. Although we believe that we have valid defenses to these claims, there can be no assurance as to the outcome of these matters, and a loss in any of these cases or in similar cases which may be brought in the future could materially and adversely affect future results of operations or our financial position.

Risk factors

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with GAAP. Any changes in estimates, judgments and assumptions used could have a material adverse effect on our business, financial position and results of operations.

The consolidated and condensed consolidated financial statements included in the periodic reports we file with the SEC are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenues, expenses and income. This includes, but is not limited to, estimates, judgments and assumptions used in the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”), No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.” Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets (including goodwill and other intangible assets), liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our financial position and results of operations.

The impact of new accounting principles could have a material adverse effect on our financial position or results of operations.

We account for stock options granted to employees under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this standard, no compensation cost is recorded for stock options granted to employees at fair market value on the date of grant. On December 16, 2004, the Financial Accounting Standards Board (“FASB”), issued SFAS No. 123 (revised 2004), “Share Based Payments,” which requires the cost of stock options granted to employees to be expensed by public companies for reporting periods beginning after June 15, 2005. Our future reported earnings will be reduced by the amount of compensation expense that will be required to be recorded for stock options granted to employees and for stock purchased under our employee stock purchase plan. Effective December 20, 2004, we accelerated the exercise date for all of our outstanding stock options which had an exercise price above the market price of our common stock on December 20, 2004 (representing options to acquire approximately 8.2 million shares of our common stock as of December 20, 2004). We are also considering several other alternatives regarding our stock-based compensation as a consequence of this accounting standard, including the use of restricted stock in lieu of or to supplement the grant of stock options.

On July 19, 2004, the Emerging Issues Task Force (“EITF”), of the FASB issued a draft abstract of Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” and on September 30, 2004, reached a final consensus. The EITF concluded that contingently convertible debt instruments should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. This consensus is effective for reporting periods ending after December 15, 2004, and requires prior period earnings per share amounts presented for comparative purposes to be restated utilizing a transition method. The transition method agreed upon by the EITF is a modified restatement approach that results in a company applying the consensus to the terms of the security at the adoption date. As such, if the terms of the security are changed prior to the adoption date, it is the changed terms to which the consensus is applied. We adopted the consensus in the fourth quarter of 2004. We expect that our future diluted earnings per share will be reduced as a consequence of the adoption of the consensus.

These and other new accounting principles adopted in the future may have a material adverse effect on our financial position or results of operations.

Compliance with governmental regulation is critical to our business.

Our pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products. Our inability or delay in receiving, or the loss of any regulatory approval could have a material adverse effect on our results of operations. The evolving and complex nature of regulatory requirements, the broad authority and

Risk factors

discretion of the FDA and the extremely high level of regulatory oversight result in a continuing possibility that we may be adversely affected by regulatory actions despite our efforts to maintain compliance with regulatory requirements.

The FDA may cause a recall or withdraw product approvals if regulatory standards are not maintained. FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect our business and results of operations.

We cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals to manufacture, market and ship our products. Consequently, there is always a risk that we will not obtain FDA or other necessary approvals, or that the rate, timing and cost of such approvals, will adversely affect our product introduction plans or results of operations.

The concentration of ownership among our executive officers and directors may permit those persons to influence our corporate matters and policies.

As of September 30, 2004, our executive officers and directors had or shared voting control over approximately 24% of our issued and outstanding common stock. As a result, these persons may have the ability to significantly influence the election of the members of our board of directors and other corporate decisions.

Rising insurance costs could negatively impact profitability.

The cost of insurance, including director and officer, workers compensation, property, product liability and general liability insurance, rose significantly during 2004 and could continue to increase in 2005. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our results of operations, financial condition and cash flows.

We have enacted a shareholder rights plan and charter provisions that may have anti-takeover effects.

We have in place a shareholder rights plan under which we issued common stock purchase rights. As a result of the plan, each share of our common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from us 1.171875 of a share of our common stock at a price of $9.60 per 1.171875 of a share, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms that our board of directors has not approved. The existence of the common stock purchase rights could make it more difficult for a third party to acquire a majority of our common stock. Other provisions of our articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our common stock.

The American Jobs Creation Act of 2004 could impact our tax position.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. Management is currently evaluating the potential impact of the new provisions on our tax position, particularly the new deduction for domestic production activities and the one-time opportunity to repatriate foreign earnings at a significantly reduced tax rate. At this time we are unable to determine what, if any effect, that Act may have on our tax position, but we can not assure that the Act will not have a material adverse effect on our tax position.

Risk factors

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are spending a substantial amount of management time and resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and the American Stock Exchange rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations as to the effectiveness of these systems by our independent public accounting firm. We have expended and expect to continue to expend significant resources and management time documenting and testing our internal control systems and procedures. This process has been complicated by the decentralized nature of our operations and information systems. It will be necessary to dedicate additional resources and accelerate progress on the required assessments in order to complete the significant amounts of work remaining in the timeframes, which will permit our independent public accounting firm to complete its audit work to enable us to timely file our Form 10-K. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of an unqualified report by our independent public accounting firm. During the course of testing, deficiencies may be identified which we may not be able to remediate to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to obtain an unqualified report or to achieve and maintain an effective internal control environment could have a material adverse effect on the market price of our stock.

RISKS RELATED TO OUR INDUSTRY

Legislative proposals, reimbursement policies of third parties, cost containment measures and healthcare reform could affect the marketing, pricing and demand for our products.

Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for our products:

†	the trend toward managed healthcare in the United States;

†	the growth of organizations such as HMOs and MCOs;

†	legislative proposals to reform healthcare and government insurance programs; and

†	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

These cost containment measures and health care reform proposals could affect our ability to sell our products.

The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies may not include some of our products. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third party reimbursement for our products would reduce or possibly

Risk factors

eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation that will affect third party coverage and reimbursement that reduces demand for our products.

Marketed pharmaceutical products are subject to significant regulation in the United States.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include antikickback statutes and false claims statutes.

The federal health care program antikickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from antikickback liability.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. The majority of states also have statutes or regulations similar to the federal antikickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through their legislative and regulatory efforts, our sales of brand equivalent products may suffer.

Many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay brand equivalent competition. These efforts have included:

†	pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for additional years or otherwise delay the launch of brand equivalents products;

†	using the Citizen Petition process to request amendments to FDA standards;

†	seeking changes to United States Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

†	attaching patent extension amendments to non-related federal legislation; and

†	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some brand equivalent drugs, which could have an impact on products that we are developing.

If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through these or other means, our sales of brand equivalent products may decline. If we experience a material decline in brand equivalent product sales, our results of operations, financial condition and cash flows will suffer.

Risk factors

RISKS RELATED TO THE OFFER, THE OLD NOTES AND THE NEW NOTES

If the Old Notes are not exchanged in the Offer, the inclusion of the common stock underlying the remaining Old Notes will affect our earnings per share calculation. In any event, the inclusion of the common stock underlying the New Notes may affect our earnings per share calculation.

As of September 30, 2004, the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an “if-converted” accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The Old Notes are contingently convertible into shares of our common stock and so they are affected by the EITF’s decision. If any Old Notes remain outstanding, our future reporting of earnings per share will be impacted. In any event, if the Old Notes are exchanged for the New Notes, the net share conversion value minus the principal return on the New Notes will be contingently convertible into shares of our common stock and, in accordance with the EITF’s decision will, to that extent, be included in our earnings per share calculation. Further, the reduction in the dilution of our earnings per share from the exchanged Notes will only affect our future earnings per share calculations. Prior earnings per share will be restated for the additional dilution resulting from the Old Notes in accordance with the EITF decision. Any reduction in our earnings per share related to the inclusion of the shares underlying the Notes pursuant to the new EITF decision could have an adverse impact on the price of our common stock.

The New Notes are unsecured and contain no financial covenants.

Like the Old Notes, the New Notes are unsecured. The indenture does not restrict our ability to incur additional debt, including secured debt. At September 30, 2004, we had $14.5 million of secured indebtedness. Any indebtedness incurred by us in the future may be secured. The New Notes are subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “Repurchase Event” permitting holders to require us to repurchase their New Notes under the indenture.

The New Notes are effectively subordinated to the liabilities of our subsidiaries.

Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization and, therefore, the right of the holders of the New Notes (like the holders of the Old Notes) to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. At September 30, 2004, our subsidiaries had approximately $286.5 million of indebtedness and other obligations, to which the New Notes would be effectively subordinated.

We may not be in a position to repurchase the New Notes for cash pursuant to their terms or to pay the amounts due upon conversion of the New Notes when required.

In certain circumstances you may require us to repurchase all or a portion of your New Notes for cash. In addition, upon conversion of the New Notes, we are obligated to satisfy our conversion obligation up to the principal amount of the New Notes in cash. If you were to require us to repurchase your New Notes, including following a change in control or other event that constitutes a Repurchase Event, or at your option on a repurchase date or you were to convert your New Notes, we

Risk factors

cannot assure you that we will be able to pay the amount required. Our ability to repurchase the New Notes may be limited by law, by the indenture governing the New Notes, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, while we could seek to obtain third-party financing to pay for any amounts due in cash upon conversion of the New Notes, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the New Notes or make the required payments upon conversion would constitute an event of default under the indenture under which we will issue the New Notes, which might constitute a default under the terms of our other indebtedness at that time.

The price of the New Notes may fluctuate significantly as a result of the volatility of the price for our common stock.

Because the conversion value of the New Notes is, like the Old Notes, based upon the value of our common stock, volatility of, depressed prices for and other factors affecting our common stock could have a similar effect on the trading prices of the New Notes. The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the New Notes may fluctuate substantially due to a variety of factors, including:

†	the integration of people, operations and products from acquisitions;

†	our ability to introduce, develop and market new products successfully;

†	market acceptance of existing or new products and prices;

†	competitive product introductions;

†	currency rate fluctuations;

†	changes in our research and development budget which is influenced, in part, by the timing of our clinical trials and regulatory proceedings related to our products in development;

†	our ability to manufacture, market and distribute our products efficiently;

†	our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

†	the timing of orders from distributors and mix of sales among our customers.

In addition, if you convert any New Notes, the value of any common stock you receive above the principal return may fluctuate significantly.

You may only convert the New Notes if certain conditions are met.

The Old Notes are convertible into shares of our common stock, and the New Notes will be convertible into a combination of cash and shares of our common stock, if any, by you only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your New Notes, and you may not be able to receive the value of the common stock into which the New Notes would otherwise be convertible.

The conversion rate of the New Notes may not be adjusted for all dilutive events.

As with the Old Notes, the conversion rate of the New Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the New Notes—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the New Notes or our common stock. There can be no assurance that an event that adversely affects the value of the New Notes, but does not result in an adjustment to the conversion rate, will not occur.

Risk factors

The net share settlement feature of the New Notes may have adverse consequences.

The net share settlement feature of the New Notes, as described under “Description of the New Notes—Conversion Rights—Payment upon Conversion,” may:

†	result in holders receiving no shares upon conversion or fewer shares relative to the net share conversion value of the New Notes;

†	reduce our liquidity;

†	delay holders’ receipt of the proceeds upon conversion; and

†	subject holders to market risk before receiving any shares upon conversion.

The net share conversion value that you will receive upon conversion of the New Notes, if convertible, will be equal to the product of the conversion rate then in effect and the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day after the day the New Notes are tendered for conversion. Accordingly, you will not be able to determine the net share conversion value at the time you tender your New Notes for conversion. Except as described in the indenture governing the New Notes, we will pay the net share conversion value in cash, up to the principal amount of the New Notes being converted, and the residual net share conversion value, if any, in shares of our common stock valued at this 10-day average price per share. The indenture relating to the New Notes provides for adjustments to the conversion rate only in certain circumstances.

Conversion of the New Notes, like conversion of the Old Notes, may dilute the ownership interest of existing stockholders, including holders who had previously converted their New Notes.

Like conversion of the Old Notes, the conversion of some or all of the New Notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their New Notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the New Notes may encourage short selling by market participants because the conversion of the New Notes could depress the price of our common stock.

An adverse rating of the New Notes may cause their trading price to fall.

If a rating agency rates the New Notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower any such ratings on the New Notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the New Notes could significantly decline.

We intend to treat the New Notes (like the Old Notes) as “contingent payment debt instruments” for United States federal income tax purposes.

We intend to take the position that the exchange of Old Notes for New Notes should not constitute an “exchange” of the Old Notes for United States federal income tax purposes, and that the New Notes should be treated as a continuation of the Old Notes and should continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Notes.

As a result of this treatment, each year you will generally be required to include in income, as ordinary income, amounts significantly in excess of the stated interest that is payable on the New Notes each year. In addition, any gain recognized upon a sale, exchange, conversion or redemption of any New Notes will be ordinary income and any loss will be ordinary loss to the extent of interest on the New Notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury Regulations governing contingent payment debt instruments, and if our treatment was successfully challenged by the Internal Revenue Service, it could significantly alter the amount, timing, character and treatment of income, gain or loss you recognized in respect of the

Risk factors

New Notes from that which is described in this Offer to Exchange. In addition, if the Internal Revenue Service challenged our determination of the “comparable yield” for purposes of these Treasury Regulations, the redetermined yield on the New Notes could be materially greater or less than the comparable yield provided by us, resulting in a projected payment schedule that could differ materially from the projected payment schedule provided by us. See “Certain United States Federal Income Tax Consequences.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the New Notes, like the Old Notes, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the New Notes—Conversion Rights.” If the conversion rate is adjusted, you generally would be deemed to have received a constructive distribution from us, resulting in ordinary income to you for United States federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Consequences of Ownership and Disposition of the New Notes—Constructive Dividends.”

Resales of the New Notes and the shares of our common stock issuable upon conversion are subject to legal restrictions.

The New Notes and the shares of our common stock into which the New Notes may be converted have not been registered under the Securities Act or any state securities laws, and unless they are registered or the Old Notes tendered in exchange for the New Notes were themselves registered under the Securities Act (which only applies to Old Notes with the “unrestricted” CUSIP number 465823AJ1, ISIN number US465823AJ17), the New Notes and the shares of our common stock issuable upon conversion of the New Notes may not be offered or sold except pursuant to exemptions from registration. We are required to use our reasonable best efforts to cause a registration statement for the New Notes to become effective under the Securities Act and, subject to the terms and conditions of the registration rights agreement relating to the New Notes, to maintain the effectiveness of the registration statement covering the resale by holders of the New Notes and the shares of our common stock issuable upon conversion of the New Notes, but the resale registration statement may not be continuously available. Further, if a holder is not listed in the prospectus under our resale registration statement, the holder will not be able to use the prospectus to publicly resell the New Notes and therefore will be subject to restrictions on the resale of the New Notes and the shares of our common stock issuable upon conversion of the New Notes, if any.

If you do not exchange your Old Notes, there may be a substantially smaller public trading market for your Old Notes and the market price of your Old Notes may decline.

If the Offer is consummated, the trading and the liquidity of the market for the Old Notes may be significantly limited. As a result, any unexchanged Old Notes may trade at a discount to the price at which they would have traded if the transactions contemplated by this Offer to Exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Notes may be traded.

If an active trading market for the New Notes does not develop, then the market price of the New Notes may decline or you may not be able to sell your New Notes.

We do not intend to list the New Notes on any national securities exchange or automated dealer quotation system. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, the performance of our business and other factors. We do not know whether an active trading market will develop for the New Notes. To the extent that an active trading market does not develop,

Risk factors

a holder may not be able to resell the New Notes or may only be able to sell them at a substantial discount.

Additional issuances of equity securities by us would dilute the ownership of our existing shareholders and may depress the trading price of the New Notes.

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our product offerings or operations or for other purposes. To the extent we issue additional equity securities, the percentage ownership into which the New Notes would convert may be reduced.

Our board of directors has not made a recommendation with regard to whether or not you should tender your Old Notes in the Offer nor have we obtained a third-party determination that the Offer is fair to holders of the Old Notes.

The New Notes have terms substantially similar to the Old Notes, except as described herein. See “Description of the New Notes.” The Offer has been approved by our board of directors. We are not, however, making a recommendation whether holders of the Old Notes should tender their Old Notes for exchange. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the Offer will in the future equal or exceed the value of the Old Notes tendered, and we do not take a position as to whether you should participate in the Offer.

The United States federal income tax consequences of the exchange of the Old Notes for the New Notes are unclear.

We and each holder agree in the indenture governing the New Notes to treat the exchange of the Old Notes for the New Notes as not constituting a significant modification of the terms of the Old Notes for United States federal income tax purposes. Accordingly, we and each holder will take the position that the exchange of the Old Notes for the New Notes should not be treated as an exchange of the Old Notes for United States federal income tax purposes. We cannot assure you that the Internal Revenue Service will agree with this position. If the exchange does not constitute an exchange of the Old Notes for United States federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes, and holders generally should not recognize any gain or loss as a result of the exchange. If, contrary to this position, the exchange of the Old Notes for the New Notes does constitute an exchange of the Old Notes for United States federal income tax purposes, the tax consequences to holders could be materially different. For more information, see “Certain United States Federal Income Tax Consequences.”

Price range of common stock and dividend policy

Our common stock is listed on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX,” and on the London Stock Exchange under the symbol “IVX.L.” The table below sets forth, for the periods indicated, the high and low sale price for our common stock as reported by the American Stock Exchange.

	High	Low

2005
First quarter (through January 19)	$15.57	$14.17

2004
First quarter	$21.46	$17.81
Second quarter	19.83	16.93
Third quarter	20.76	16.03
Fourth quarter	19.69	13.42

2003
First quarter	$10.12	$8.49
Second quarter	15.96	9.96
Third quarter	16.36	13.22
Fourth quarter	19.40	14.16

2002
First quarter	$16.86	$12.32
Second quarter	12.72	8.42
Third quarter	11.59	8.04
Fourth quarter	10.87	8.67

As of January 19, 2005, the closing sale price for our common stock as reported by the American Stock Exchange was $14.52 per share.

As of January 14, 2005, we had 260,877,267 shares of our common stock outstanding and 3,679 shareholders of record.

Dividend policy

We did not pay cash dividends on our common stock during 2003 or 2004 and have not paid any dividends during 2005 to date. Currently, we intend to retain our earnings to finance future growth. Therefore, we do not expect to pay any cash dividends on our common stock in the near future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, and other factors as our board of directors, in its discretion, deems relevant. Furthermore, our ability to pay cash dividends may be restricted by instruments governing our other debt obligations.

Ratio of Earnings to Fixed Charges

The following table presents our historical ratios of earnings to fixed charges for the nine months ended September 30, 2004 and 2003 and for the years ended December 31 of the dates indicated:

						Nine months
						ended
	Year ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

Ratio of earnings to fixed charges	15.3x	11.0x	7.9x	4.4x	4.1x	4.1x	4.6x

The ratio of earnings to fixed charges was calculated by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense (6-7%) estimated by management to be the interest component of such rentals.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2004 on an actual basis, on a pro forma basis to give effect to our redemption of $250 million of our 4.5% convertible senior subordinated notes and the simultaneous issuance of $333 million of our 1.875% convertible senior notes on December 22, 2004 and on a pro forma as adjusted basis to give effect to the Offer, assuming all Old Notes are exchanged for the New Notes and the Exchange Fee. You should read this table in conjunction with our financial statements and accompanying notes included in our 2003 Annual Report filed on Form 10-K, the management’s discussion analysis and results of operations section included in our 2003 Annual Report on Form 10-K and the consolidated financial statements and accompanying notes included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, all incorporated into this Offer to Exchange by reference.

	September 30, 2004

			Pro Forma as
	Actual	Pro Forma	Adjusted

	(In thousands, unaudited)
Cash, cash equivalents and short-term investments	$299,153	$377,164	$375,285

Short-term debt, including current portion of long-term debt	$66,739	$66,739	$66,739

Long-term debt, less current portion:
New Notes	$—	$—	$400,000
Old Notes	400,000	400,000	—
1.875% convertible senior notes	—	328,005	328,005
4.5% convertible senior subordinated notes	533,900	283,900	283,900
Other	65,345	65,345	65,345

Total long-term debt	999,245	1,077,250	1,077,250

Shareholders’ equity:
Common stock, $0.10 par value (546,875 shares authorized; 250,704 shares issued and outstanding, actual and as adjusted)(1)	25,070	25,070	25,070
Capital in excess of par value	416,802	416,802	416,802
Retained earnings	825,293	825,500	824,935
Accumulated other comprehensive income	(96,315)	(96,315)	(96,315)

Total shareholders’ equity	1,170,850	1,171,057	1,170,492

Total capitalization	$2,170,095	$2,248,307	$2,247,742

(1)	In addition to the shares issued, we have 39,585 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 28,915 shares were outstanding as of September 30, 2004 and 1,172 shares reserved for issuance upon exercise of warrants.

The offer to exchange

PURPOSE OF THE OFFER

Because of recent accounting changes that would otherwise require us to include the shares of our common stock underlying the Old Notes in our earning per share calculations, we are offering to exchange the Old Notes for the New Notes which contain a net share settlement mechanism.

If Old Notes are exchanged for New Notes pursuant to this Offer, we will be able to reduce the number of shares we would need to issue at the time of conversion by substituting cash for the principal value portion of the net share conversion value.

The Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Offer or the acceptance of it would not be in compliance with all applicable laws of such jurisdiction.

NEITHER WE NOR OUR BOARD OF DIRECTORS, OFFICERS OR ANY OF OUR OTHER REPRESENTATIVES MAKE ANY RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER OR NOT TO TENDER ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THEIR OLD NOTES. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OLD NOTES AND, IF SO, THE AMOUNT OF THE OLD NOTES TO TENDER. NONE OF OUR OFFICERS, DIRECTORS OR AFFILIATES BENEFICIALLY OWNS ANY OF THE OLD NOTES.

TERMS OF THE OFFER; PERIOD FOR TENDERING

This Offer to Exchange and the related Letter of Transmittal contain the terms and conditions of the Offer. Upon the terms and subject to the conditions included in this Offer to Exchange and in the related Letter of Transmittal, we will accept for exchange the Old Notes which are properly tendered prior to the Expiration Date, unless you have validly withdrawn them.

†	When you tender the Old Notes to us as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this Offer to Exchange and in the related Letter of Transmittal.

†	For each $1,000 principal amount of the Old Notes you tender and that we accept in the Offer, we will give you $1,000 principal amount of the New Notes plus an Exchange Fee.

†	Any validly tendered Old Notes that we accept for exchange in the Offer will be retired and will not be reissuable.

†	You may tender all, some or none of your existing Old Notes, but you may only tender the Old Notes in denominations of $1,000 and any integral multiple of $1,000.

†	Our obligation to accept the Old Notes for exchange in the Offer is subject to the conditions described under “—Conditions to the Offer.”

†	The Offer expires at 12:00 midnight, New York City time, on February 16, 2005. We may, however, in our sole discretion, extend the period of time for which the Offer is open.

†	We will keep the Offer open for 20 business days, or longer if required by applicable law, including the date hereof. We are sending this Offer to Exchange, together with the related Letter of Transmittal, on or about the date of this Offer to Exchange to all of the registered holders of the Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

†	We expressly reserve the right, at any time, to extend the period of time during which the Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the Offer unless

The offer to exchange

withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Offer.

†	We expressly reserve the right to amend or terminate the Offer at any time prior to the Expiration Date, and not to accept for exchange any Old Notes, if any of the conditions of the Offer specified below under “—Conditions to the Offer” are not satisfied.

†	We will promptly give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the Old Notes. If we amend this Offer in any respect or waive any condition to the Offer, we will give written notice of the amendment or waiver to the Exchange Agent, will make a public announcement of the amendment or waiver promptly afterward and will extend the period during which Old Notes may be tendered or withdrawn as a result of any such amendment to the extent required by law. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next American Stock Exchange trading day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release.

†	If we consider an amendment to the Offer to be material, or if we waive a material condition of the Offer, we will promptly disclose the amendment or waiver in a supplement to the Offer to Exchange, and if required by law, we will extend the Offer for a period of five to ten business days.

†	Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the Offer.

†	We intend to conduct the Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC.

IMPORTANT RESERVATION OF RIGHTS REGARDING THE OFFER

You should note that:

†	All questions as to the validity, form, eligibility, time of receipt and acceptance of the Old Notes tendered for exchange, including the Letter of Transmittal and the instructions to such Letter of Transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

†	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

†	We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender the Old Notes in the Offer. If we waive a condition with respect to any particular holder of the Old Notes, we will waive it for all holders of the Old Notes. Unless we agree to waive any defect or irregularity in connection with the tender of the Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

†	Neither we, the Exchange Agent, the Information Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of the Old Notes for exchange. Neither we nor any of them shall incur any liability for failure to give any notification.

The offer to exchange

CONDITIONS TO THE OFFER

We are not obligated to accept the Old Notes for exchange and may take the actions listed below if, prior to the Expiration Date, any of the following events occur:

†	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer is instituted or threatened;

†	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order, injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which would or might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us. See “—Purpose of the Offer” above;

†	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

†	any general suspension of trading in, or limitation on prices for, securities, or any such suspension or limitation with respect to our securities on any national securities exchange or in the over-the-counter market in the United States;

†	any extraordinary or material adverse change in the United States financial markets generally;

†	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

†	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

†	a commencement of a war, act of terrorism or other national or international calamity, including without limitation, natural disasters and acts of God, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Offer;

†	any of the situations described above existed at the time of commencement of the Offer and that situation deteriorates materially after commencement of the Offer;

†	any tender or exchange offer, other than this Offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity; or

†	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in our business condition, income, operations, stock ownership or prospects and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on us.

If any of the above events occur, we may:

†	terminate the Offer and promptly return all tendered Old Notes to tendering holders;

†	extend the Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all tendered Old Notes until the extended Offer expires;

†	amend the terms of the Offer, which may result in an extension of the period of time for which the Offer is kept open; or

†	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Offer is open, and complete the Offer.

LEGAL LIMITATION

The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the Offer regardless of the circumstances giving rise to them. We may waive, in our

The offer to exchange

discretion, any condition, in whole or in part, at any time prior to the Expiration Date of the Offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the Expiration Date of the Offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the “TIA”), we will not:

†	accept for exchange any Old Notes tendered; or

†	issue any New Notes in exchange for the Old Notes.

PROCEDURES FOR TENDERING THE OLD NOTES

Tender of the Old Notes held through a custodian

If you are a beneficial owner of the Old Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the Old Notes on your behalf. Your custodian will provide you with its instruction letter which you must use to give these instructions.

Tender of the Old Notes held through DTC

To effectively tender the Old Notes that are held through DTC, DTC participants should transmit their acceptance through DTC’s ATOP for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the Exchange Agent for its acceptance. Delivery of tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry transfer procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender the Old Notes through DTC’s ATOP system.

In addition, the Exchange Agent must receive:

†	an electronic confirmation pursuant to DTC’s ATOP system indicating the aggregate principal amount of Old Notes to be tendered and any other documents required by the Letter of Transmittal; and

†	prior to the Expiration Date, a confirmation of book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC, in accordance with the procedure for book-entry transfer described below;

or the holder must comply with the guaranteed delivery procedures described below.

Your Old Notes must be tendered by book-entry transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Offer within two business days after the commencement of the Offer. Any financial institution that is a participant in DTC must make book-entry delivery of the Old Notes by having DTC transfer such Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your Old Notes will be tendered through the DTC facility, the Letter of Transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange.

You or your broker must ensure that the Exchange Agent receives an agent’s message from DTC confirming the book-entry transfer of your Old Notes. An agent’s message is a message transmitted by DTC and received by the Exchange Agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the Old Notes that such participant agrees to be bound by the terms of the Letter of Transmittal.

The offer to exchange

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Old Notes through a financial institution.

Do not send Letters of Transmittal or other Offer documents to us.

It is your responsibility to provide all necessary materials to the Exchange Agent before the Expiration Date. If the Exchange Agent does not receive all of the required materials before the Expiration Date, your Old Notes will not be validly tendered.

We will have accepted the validity of tendered Old Notes if and when we give oral or written notice of such acceptance to the Exchange Agent. The Exchange Agent will act as the new trustee’s agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or the occurrence of any other event, the Exchange Agent will return those Old Notes to you, without expense, promptly after the Expiration Date via book-entry transfer through DTC.

GUARANTEED DELIVERY PROCEDURES

If you desire to tender your Old Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Notes if:

†	your tender is made through an eligible institution; and

†	prior to the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal, or a facsimile of such Letter of Transmittal or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

†	sets forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered;

†	states that the tender is being made thereby; and

†	guarantees that within three American Stock Exchange trading days after the Expiration Date a book-entry confirmation and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF THE NEW NOTES

If all of the conditions to the Offer are satisfied or waived prior to the Expiration Date, we will accept all Old Notes validly tendered and not validly withdrawn as of the Expiration Date and will issue the New Notes and pay the Exchange Fee promptly after the Expiration Date. See “—Conditions to the Offer.” For purposes of the Offer, our giving of oral or written notice of our acceptance to the Exchange Agent will be considered our acceptance of the Offer.

In all cases, we will issue the New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

†	a book-entry confirmation of transfer of Old Notes into the Exchange Agent’s account at DTC using the book-entry transfer procedures described above;

†	properly completed and duly executed Letter of Transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

†	any other required documents.

The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us, and will make the exchange on, or promptly after, the Expiration Date. Following this exchange the holders in whose names the New Notes will be issuable upon exchange will be deemed the holders of record of the New Notes.

The offer to exchange

The reasons we may not accept tendered Old Notes include:

†	the Old Notes were not validly tendered pursuant to the procedures for tendering; See “—Procedures for Tendering the Old Notes;”

†	we determine in our reasonable discretion that any of the conditions to the Offer have not been satisfied prior to the Expiration Date; See “—Conditions to the Offer;”

†	a holder has validly withdrawn a tender of Old Notes; See “—Withdrawal of Tenders;” or

†	we have, prior to the Expiration Date of the Offer, delayed or terminated the Offer; See “—Terms of the Offer; Period for Tendering.”

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Offer, we will return any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described above, and non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the Expiration Date or termination of the Offer, as applicable.

Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Offer will remain outstanding and remain subject to the indenture governing the Old Notes.

Any validly tendered Old Notes accepted for exchange in the Offer will be retired and will not be reissuable.

PAYMENT OF THE EXCHANGE FEE

We will pay holders whose Old Notes are exchanged for New Notes pursuant to the Offer a one-time cash payment equal to $2.50 per $1,000 principal amount of their Old Notes validly tendered and accepted for exchange. Payment of the Exchange Fee will be made by our deposit of funds, by wire transfer submitted to the Exchange Agent, to the accounts specified in the Letter of Transmittal, so that the payment of the Exchange Fee may be made to delivering holders promptly after the Expiration Date.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If the Offer is consummated, Old Notes that are not tendered, or are tendered but not accepted in the Offer, will remain outstanding. Accordingly, interest thereon will continue to accrue in accordance with their terms, and the Old Notes will continue to have the benefit of the indenture governing the unexchanged Old Notes but not the benefit of the indenture governing the New Notes. However, any trading market for unexchanged Old Notes could become significantly limited due to the reduction in the amount of Old Notes outstanding after completion of the Offer, which may adversely affect the market price and price volatility of the Old Notes. See “Risk Factors—Risks Related to the Offer, the Old Notes and the New Notes.”

WITHDRAWAL OF TENDERS

You may withdraw your tender of Old Notes at any time prior to the Expiration Date, or any subsequent date to which we extend the Offer. Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the Exchange Agent on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Exchange. In order to be valid, a notice of withdrawal must:

†	specify the name of the person who tendered the Old Notes to be withdrawn;

†	specify the CUSIP and ISIN numbers of the Old Notes to be withdrawn and aggregate amount of Old Notes to be withdrawn, if not all of the Old Notes are tendered by the holder;

†	contain a statement that you are withdrawing your election to have your Old Notes exchanged; and

The offer to exchange

†	specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility, if you tendered your Old Notes in accordance with the procedure for book-entry transfer described above.

A valid withdrawal of tendered Old Notes on or prior to the Expiration Date shall be deemed a valid revocation of the tender of Old Notes. Validly withdrawn Old Notes may be retendered by following the procedures described under “—Procedures for Tendering the Old Notes” above at any time on or prior to the Expiration Date.

Tenders of any Old Notes will automatically be withdrawn if the Offer is terminated without any such Old Notes being exchanged thereunder or otherwise provided herein. In the event of termination of the Offer, the Old Notes tendered pursuant to the Offer will be returned to the tendering holder promptly. If we are delayed in our acceptance for exchange of any Old Notes or if we are unable to accept for exchange Old Notes pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, tendered Old Notes may be retained by the Exchange Agent on our behalf, and may not be withdrawn, subject to Rule 14e-1 of the Exchange Act, which requires that an offeror pay the consideration offered or return the Old Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer.

Any attempted withdrawal of previously tendered Old Notes other than in accordance with the provisions described above will not constitute a valid withdrawal of such tender.

All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by us, in our sole discretion, which determination will be final and binding.

None of us, the Exchange Agent, the Information Agent, the trustee or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tender or incur any liability for failure to give any such notification.

EXCHANGE AGENT AND INFORMATION AGENT

U.S. Bank National Association has been appointed to act as the exchange agent for the Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth on the back cover of the Letter of Transmittal. Questions and requests for assistance, requests for additional copies of this Offer to Exchange or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange.

Mackenzie Partners, Inc. will act as information agent with respect to this Offer and assist us with the distribution of this Offer to Exchange and the other exchange materials. The Information Agent will receive customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations. The fees received by the Information Agent and the Exchange Agent will not be based on the aggregate principal amount of Old Notes tendered in the Offer.

FINANCIAL ADVISOR

We have retained UBS Securities LLC (“UBS”) as our exclusive financial advisor in connection with the Offer. We are paying UBS customary fees for its services and have agreed to indemnify UBS for certain liabilities. UBS’s compensation is in no way contingent on the results or the success of the Offer. UBS has not been retained to, and will not, solicit acceptances of the Offer or make any recommendation with respect thereto.

The offer to exchange

FEES AND EXPENSES

We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of each of U.S. Bank National Association and MacKenzie Partners, Inc. in their capacities as Exchange Agent and Information Agent, respectively. In addition, we will pay the reasonable legal, accounting, and trustee-related fees and expenses. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Notes under the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

TRANSFER TAXES

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register the New Notes in the name of, or request that Old Notes not tendered or not accepted in the Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Description of the New Notes

The New Notes will be issued under an indenture between us and U.S. Bank National Association, as trustee. The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture. The indenture is by its terms subject to and governed by the TIA. Copies of the indenture may be obtained from us upon request.

The following description is only a summary of the material provisions of the New Notes and the indenture. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the New Notes.

Initially, the trustee will also act as paying agent, conversion agent, transfer agent, and bid solicitation agent for the New Notes.

For purposes of this description of the New Notes, when we refer to “IVAX,” “we,” “our,” or “us” in this section, we refer only to IVAX Corporation and not to our subsidiaries.

GENERAL

The New Notes:

†	bear interest at a per annum rate of 1.5%, payable semiannually in arrears on March 1 and September 1 of each year, beginning March 1, 2005;

†	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest;”

†	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

†	are senior unsecured obligations of IVAX and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor; as indebtedness of IVAX, the New Notes are effectively subordinated to all indebtedness and other existing and future liabilities of our subsidiaries;

†	are convertible into cash and, if applicable, shares of our common stock at a conversion rate of 41.85925 shares per $1,000 principal amount of the New Notes (which represents a conversion price of approximately $23.89 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights;” and “—Conversion Rate Adjustments;”

†	are redeemable by us for cash, at our option in whole or in part, beginning on March 1, 2011 at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, to, but not including, the redemption date as described under “—Optional Redemption by Us;”

†	are subject to repurchase by us at the option of the holders on each repurchase date or upon a Repurchase Event (as defined below) of IVAX as described under “—Repurchase of the New Notes at the Option of Holders;” and

†	are due on March 1, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of IVAX, except to the limited extent described under “—Repurchase of the New Notes at the Option of Holders Upon a Repurchase Event” below.

The New Notes will be our senior unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor. The New Notes will not be guaranteed by any of our subsidiaries and, accordingly, the New

Description of the New Notes

Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 2004, we had approximately $14.5 million of secured indebtedness and our subsidiaries had approximately $286.5 million of outstanding indebtedness and other obligations, (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with GAAP).

No sinking fund is provided for the New Notes, and the New Notes are not subject to defeasance. The New Notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

Holders may present definitive New Notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of U.S. Bank Trust National Association, an affiliate of the trustee. For information regarding registration of transfer and exchange of global New Notes, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of the New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

INTEREST

The New Notes will bear interest at a rate of 1.5% per annum from September 1, 2004, the last date on which interest was paid on the Old Notes. No accrued and unpaid interest after September 1, 2004 or any future interest will be paid on the Old Notes which are exchanged for the New Notes. We also will pay contingent interest on the New Notes in the circumstances described under “—Contingent Interest.” We will pay interest semiannually on March 1 and September 1 of each year beginning March 1, 2005, to the holders of record at the close of business on the preceding February 15 and August 15, respectively. There are two exceptions to the preceding sentence:

†	In general, we will not pay accrued interest on any New Notes that are converted. See “—Conversion Rights.” If a holder of the New Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those New Notes, notwithstanding the conversion of those New Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders the New Notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New Notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of the New Notes who chooses to convert those New Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New Notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

†	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the New Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the New Notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those New Notes.

Except as provided below, we will pay interest on:

†	the global New Note to DTC in immediately available funds;

†	any definitive New Notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those New Notes; and

Description of the New Notes

†	any definitive New Notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New Notes.

At maturity, interest on the definitive New Notes will be payable at the office of the trustee as set forth above. We will make payments of interest at maturity on global New Notes to DTC, in immediately available funds.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION RIGHTS

General

Holders may convert any outstanding New Notes into an amount of cash described below and, if applicable, shares of our common stock, subject to the conditions described below, at a conversion rate of 41.85925 shares per $1,000 principal amount (which represents a conversion price of approximately $23.89 per share). The conversion rate is subject to adjustment as described below. The amount of cash paid upon conversion of the New Notes will not exceed the aggregate principal amount of the New Notes issued. We will not issue fractional shares of common stock upon conversion of the New Notes. Instead, we will pay the cash value of such fractional shares based upon the “10-day weighted average price” per share of our common stock described under “—Payment upon Conversion.” Holders may convert the New Notes only in denominations of $1,000 principal amount and integral multiples thereof.

Holders may surrender the New Notes for conversion into cash and, if applicable, shares of our common stock prior to the stated maturity in the following circumstances:

†	during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

†	during any Note Measurement Period in which the average market price for the New Notes during that Note Measurement Period was less than 95% of the average conversion value for the New Notes during such period;

†	if we have called the New Notes for redemption; or

†	upon the occurrence of specified corporate transactions.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal United States national securities exchange on which our common stock is traded or, if our common stock is not traded on a United States national securities exchange, as reported by the Nasdaq National Market system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive. If a holder exercises its right to require us to repurchase its New Notes as described under “— Repurchase of the New Notes at the Option of Holders,” such holder may convert its New Notes into cash and, if applicable, shares of our common stock only if it withdraws its applicable repurchase notice and converts its New Notes prior to the close of business on the business day immediately preceding the repurchase date.

The “market price” of a New Note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of the New Notes obtained by the bid solicitation agent for $1,000,000 principal amount of the New Notes at approximately 4:00 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select, provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent,

Description of the New Notes

but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

†	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer, or

†	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes,

then the market price of the New Notes will equal (1) the then-applicable conversion rate of the New Notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date. The bid solicitation agent shall not be required to determine the market price of the New Notes unless requested in writing by us.

The bid solicitation agent will initially be U.S. Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be us or any of our affiliates. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New Notes.

Payment upon conversion

Holders who tender their New Notes for conversion will receive cash and, if applicable, shares of our common stock. The aggregate value (the “net share conversion value”) of the cash and, if applicable, shares of common stock per $1,000 principal amount of the New Notes converted will be equal to the product of:

†	the conversion rate in effect at the time the New Notes are tendered for conversion; and

†	the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the “10-day weighted average price”).

Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time from, and including, the date the New Notes are tendered for conversion to, and including, the date that we deliver the consideration payable upon conversion.

The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the American Stock Exchange or, if our common stock is not listed on the American Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, in all cases, from 9:30 a.m. to 4:30 p.m., New York City time, on that trading day, as displayed by Bloomberg or such other comparable service that has replaced Bloomberg. If such volume weighted average price is not available, then our board of directors will in good faith determine the amount to be used as the volume-weighted average price.

Except as described below under “—Conversion Rate Adjustments,” we will deliver the net share conversion value of the New Notes surrendered for conversion to converting holders as follows:

†	a cash amount (the “principal return”) equal to the lesser of:

†	the aggregate net share conversion value of the New Notes to be converted; and

†	the aggregate principal amount of the New Notes to be converted;

†	if the aggregate net share conversion value of the New Notes to be converted is greater than the principal return, an amount of whole shares (the “net shares”), determined as set forth below, equal to the aggregate net share conversion value less the principal return (the “net share amount”); and

Description of the New Notes

†	a cash amount, based on the 10-day weighted average price per share of our common stock in lieu of any fractional shares of common stock.

The number of net shares we will deliver upon conversion is equal to the net share amount divided by the 10-day weighted average price per share of our common stock.

We will determine the net share conversion value, principal return, net share amount and number of net shares at the end of the 10 consecutive trading days immediately following the day the New Notes are tendered for conversion.

Our ability to pay the principal return with respect to the New Notes submitted for conversion may be limited by restrictions on our ability to obtain funds for such payment through dividends from our subsidiaries and the terms of our then existing borrowing agreements. If the New Notes become convertible, we cannot assure holders that we would have the financial resources, or will be able to arrange financing, to pay the principal return with respect to all New Notes that might be delivered by holders of the New Notes seeking to exercise their conversion rights. See “Risk Factors—Risks Related to the Offer, the Old Notes and the New Notes—We may not be in a position to repurchase the New Notes for cash pursuant to their terms or to pay the amounts due upon conversion of the New Notes when required.” Our failure to purchase the New Notes when required would results in an event of default with respect to the New Notes. Such an event of default may, in turn, cause a default under our other indebtedness.

Conditions for conversion

The New Notes will become convertible only in certain circumstances, which we describe below. If the New Notes become convertible, we will make a public announcement of that as soon as practicable after the occurrence of such circumstances, stating:

†	the event causing the New Notes to become convertible;

†	the period during which the New Notes will be convertible as a result of that event; and

†	the procedures holders must follow to convert their New Notes, including the name and address of the conversion agent.

Holders may surrender their New Notes for conversion prior to maturity or earlier redemption or repurchase only in the following circumstances:

Conversion upon satisfaction of common stock market price conditions

A holder may surrender any of its New Notes for conversion during any fiscal quarter (beginning with the quarter ending March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

Conversion upon satisfaction of the New Note market price conditions

A holder may surrender any of its New Notes for conversion during any five consecutive trading day period immediately following any Note Measurement Period in which the average market price for the New Notes during that Note Measurement Period was less than 95% of the average conversion value for the New Notes during such period.

Conversion upon notice of redemption

A holder may surrender for conversion any New Notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the New Notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a New Note, however, the holder may not surrender that New Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Description of the New Notes

Conversion upon specified corporate transactions

Even if the market price contingencies described above under “—Conversion Upon Satisfaction of Common Stock Market Price Conditions” and “—Conversion Upon Satisfaction of the New Note Market Price Conditions” have not occurred, if we elect to distribute to all holders of our common stock:

†	certain rights or warrants entitling them to purchase shares of common stock at less than the sale price on the trading day preceding the declaration date for such distribution of the rights or warrants other than pursuant to a shareholder rights plan, or

†	assets, cash, debt securities or certain rights to purchase our securities, which have a per share value as determined by our board of directors that exceeds 15% of the closing price of the common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the New Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender the New Notes for conversion at any time from and after the date that is 15 days prior to the date that was announced as the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a New Note into common stock will be changed into a right to convert such New Note into the kind and amount of cash, securities or other property, which the holder would have received if the holder had converted its New Note immediately prior to the transaction, determined assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of our common stock to elect a particular type of consideration. If the transaction also constitutes a “Repurchase Event,” as defined below, a holder can require us to purchase all or a portion of its New Notes as described under “Repurchase of the New Notes at the Option of Holders—Repurchase of the New Notes at the Option of Holders Upon a Repurchase Event” instead of converting such New Notes pursuant to this provision.

Conversion procedures

By delivering to the holder cash and, if applicable, the number of shares of our common stock issuable upon conversion, we will satisfy our obligation with respect to the New Notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or any contingent interest.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New Notes, notwithstanding the conversion of the New Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New Note, that if the holder surrenders any New Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New Note for conversion an amount equal to the interest that has accrued and that will be paid on the New Notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New Notes converted but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of the New Notes who chooses to convert those New Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New Notes for conversion, the

Description of the New Notes

amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

Holders of the New Notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock, if any, upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the New Note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a New Note also agree that delivery to the holder of the cash and the shares of common stock into which the New Note is convertible, if any, will be treated as a payment in an amount equal to the sum of the cash and the then fair market value of such shares, if any, on the New Note for purposes of the regulations governing contingent payment debt instruments. See “Certain United States Federal Income Tax Consequences.”

To convert interests in a global New Note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New Note, the holder must:

†	complete and manually sign the conversion notice on the back of the New Note (or a facsimile thereof);

†	deliver the completed conversion notice and the New Note to be converted to the specified office of the conversion agent;

†	pay all funds required, if any, relating to interest, including contingent interest, on the New Note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

†	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares of our common stock will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of the New Notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.

If a holder exercises its right to require us to repurchase its New Notes as described under “—Repurchase of the New Notes at the Option of Holders,” such holder may convert its New Notes as provided above only if it withdraws its applicable repurchase notice and converts its New Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we:

†	reclassify our common stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

†	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock, then at the effective time of the transaction, the right to convert a New Note into our common stock will be changed into a right to convert a New Note into the kind and amount of cash, securities or other property, which the holder would have received if the holder had converted such New Notes immediately prior to the transaction. If the transaction constitutes a “Repurchase Event,” as defined below, the holder can require us to repurchase all or a portion of its New Notes as described under

Description of the New Notes

“Repurchase of the New Notes at the Option of Holders—Repurchase of the New Notes at the Option of Holders Upon a Repurchase Event.”

Conversion rate adjustments

We will adjust the conversion rate if any of the following events occur:

(1) we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a shareholder rights plan);

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

†	rights or warrants listed in (2) above;

†	dividends or distributions listed in (1) above; and

†	any dividends or distributions paid exclusively in cash;

(5) we make distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6) we or one of our subsidiaries make a distribution of cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal United States national securities exchange, the Nasdaq National Market system, or other market on which the securities are then listed or quoted.

If an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the 10-day average closing sale price per share of our common stock on the record date, and (2) the denominator of which shall be the same price per share on the record date less the amount of the distribution.

To the extent that we have a shareholder rights plan in effect upon conversion of the New Notes into common stock, the holder will receive, in addition to the common stock, the rights under the shareholder rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances. The conversion rate will not be adjusted as a result of any distribution of separate certificates representing any rights under our existing or any future shareholder rights plan or the exercise of rights in accordance with such plan.

We will not make any adjustment to the conversion rate if holders of the New Notes may participate in the transactions described above without conversion, or in certain other cases.

Description of the New Notes

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board of directors will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

CONTINGENT INTEREST

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of the New Notes during any six-month period from March 1 to August 31 and from September 1 to February 28, commencing with the six-month period beginning on March 1, 2011, if the average market price of a New Note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the New Note.

The amount of contingent interest payable per New Note for any relevant six-month period will equal 0.36% per annum of the average market price of such New Note for the five trading day period referred to above.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any New Notes will also be the same as described above under “—Interest.”

Upon determination that holders of the New Notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of the New Notes and disseminate a press release through a public medium that is customary for such press releases.

Under the indenture governing the New Notes, we and each holder of the New Notes agree, for U.S. federal income tax purposes, to treat the New Notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Payment at maturity

Each holder of $1,000 principal amount of the New Notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

OPTIONAL REDEMPTION BY US

Prior to March 1, 2011, the New Notes will not be redeemable at our option. Beginning on March 1, 2011, we may redeem the New Notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of the New Notes. The New Notes or portions of the New Notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the New Notes, the trustee will select the New Notes to be redeemed in principal amounts of $1,000 or multiples thereof, by lot or on a pro rata basis. If any New Notes are to be redeemed in part only, we will issue a New Note or New Notes with a principal amount equal

Description of the New Notes

to the unredeemed principal portion thereof. If a portion of a holder’s New Notes is selected for partial redemption and the holder converts a portion of its New Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New Notes, notwithstanding the conversion of the New Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New Note, that if the holder surrenders any New Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New Note for conversion an amount equal to the interest that has accrued and that will be paid on the New Notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts the New Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem the New Notes on a date that is after a record date for the payment of interest on the New Notes of any holder, and such holder chooses to convert those New Notes, the holder will not be required to pay us, at the time that holder surrenders those New Notes for conversion, the amount of interest it will receive on the interest payment date.

We may, to the extent permitted by applicable law, at any time purchase the New Notes in the open market or by tender at any price or by private agreement. Any New Note that we so purchase may be surrendered to the trustee for cancellation. Any New Notes we repurchase may not be reissued or resold. Any New Notes surrendered to the trustee would promptly be canceled.

In lieu of a redemption of the New Notes, we may arrange for the purchase of some or all of the New Notes called for redemption by one or more persons who shall pay to the paying agent to hold for the holders of those New Notes an amount that, together with any amounts deposited by us with the paying agent for the redemption of the New Notes, is not less than the redemption price.

REPURCHASE OF THE NEW NOTES AT THE OPTION OF HOLDERS

Optional Put

On each of March 1, 2011, March 1, 2014 and March 1, 2019, a holder may require us to repurchase any outstanding New Notes for which the holder has properly delivered and not validly withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those New Notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their New Notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. We will pay the repurchase price for any New Notes submitted for repurchase by us in cash.

We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their New Notes as described below. The repurchase notice given by each holder electing to require us to repurchase the New Notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

†	if certificated, the certificate numbers of the holders’ New Notes to be delivered for repurchase;

†	the portion of the principal amount of the New Notes to be repurchased, which must be $1,000 or a multiple thereof; and

†	that the New Notes are to be repurchased by us pursuant to the applicable provisions of the New Notes and the indenture.

If the New Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

Description of the New Notes

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

†	the holder’s name and an election to withdraw;

†	the principal amount of the New Notes being withdrawn, which must be in an integral multiple of $1,000;

†	if certificated, the certificate numbers of the New Notes being withdrawn; and

†	the principal amount, if any, of the New Notes that remain subject to the repurchase notice.

If the New Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

†	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

†	file a Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for the New Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the New Notes to be paid promptly following the later of the repurchase date or the time of delivery of the New Notes, together with necessary endorsements.

If the paying agent holds money sufficient to pay the purchase price of the New Notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the New Notes will cease to be outstanding and interest, including contingent interest, if any, on the New Notes will cease to accrue, whether or not the New Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Notes, together with any necessary endorsement, and the repurchased New Notes will be canceled.

Our ability to repurchase the New Notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure holders that we would have the financial resources, or will be able to arrange financing, to pay the purchase price for all the New Notes that might be delivered by holders of the New Notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Offer, the Old Notes and the New Notes—We may not be in a position to repurchase the New Notes for cash pursuant to their terms or to pay the amounts due upon conversion of the New Notes when required.” Our failure to purchase the New Notes when required would result in an event of default with respect to the New Notes. Such an event of default may, in turn, cause a default under our other indebtedness.

Repurchase of the New Notes at the option of holders upon a repurchase event

In the event of a Repurchase Event (as defined below), each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s New Notes in integral multiples of $1,000 principal amount, at a price for each $1,000 principal amount of such New Notes equal to 100% of the principal amount of such New Notes tendered, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. We will be required to repurchase the New Notes no later than 30 days after notice of a Repurchase Event has been mailed as described below. We refer to this date as the “repurchase date.”

Description of the New Notes

Within 20 business days after the occurrence of a Repurchase Event, we must mail to the trustee and to all holders of the New Notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the Repurchase Event, which notice must state, among other things:

†	the events causing a Repurchase Event;

†	the date of such Repurchase Event;

†	the last date on which a holder may exercise the repurchase right;

†	the repurchase price;

†	the repurchase date;

†	the name and address of the paying agent and the conversion agent;

†	the conversion rate, and any adjustments to the conversion rate that will result from the Repurchase Event;

†	that New Notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

†	the procedures that holders must follow to exercise this right.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the third business day immediately preceding the repurchase date. The repurchase notice must state:

†	if certificated, the certificate numbers of the New Notes to be delivered by the holder;

†	the portion of the principal amount of the New Notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

†	that such New Notes are being tendered for repurchase pursuant to the Repurchase Event provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

†	the holder’s name and an election to withdraw;

†	the principal amount of the New Notes being withdrawn, which must be in an integral multiple of $1,000;

†	if certificated, the certificate numbers of the New Notes being withdrawn; and

†	the principal amount, if any, of the New Notes that remain subject to the repurchase notice.

Our obligation to pay the repurchase price for a New Note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such New Note to be paid promptly following the later of the repurchase date or the time of delivery of such New Note, together with necessary endorsements.

If the paying agent holds money sufficient to pay the repurchase price of a New Note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such New Note will cease to accrue, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New Note, together with necessary endorsements, and the repurchased New Notes will be canceled.

Description of the New Notes

A “Repurchase Event” shall be deemed to have occurred upon the occurrence of either a “change in control” or a “termination of trading.”

A “change in control” will be deemed to have occurred at such time as:

†	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

†	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own” immediately after such transaction, directly or indirectly, shares of voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

†	at any time the following persons cease for any reason to constitute a majority of our board of directors:

†	individuals who on the issue date of the New Notes constituted our board of directors; and

†	any new directors whose election by our board of directors or whose nomination for election by our shareholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the New Notes or whose election or nomination for election was previously so approved;

†	the sale, lease, transfer or other conveyance or disposition of all or substantially all of our assets or property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including Rule 13d-5); or

†	we are liquidated or dissolved, or our shareholders approve any plan or proposal for our liquidation or dissolution.

However, a change in control will not be deemed to have occurred if either:

†	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

†	in the case of a merger or consolidation, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or on the Nasdaq National Market system (or which will be so traded when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the New Notes become convertible into such common stock and associated rights.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the New Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

In connection with any repurchase offer due to a Repurchase Event, we will to the extent applicable:

†	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

†	file a Schedule TO or any other required schedule under the Exchange Act.

The question whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a

Description of the New Notes

result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a Repurchase Event) has occurred, in which case a holder’s ability to require us to purchase their New Notes upon such an event may be impaired.

Our ability to repurchase the New Notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure holders that we would have the financial resources, or will be able to arrange financing, to pay the purchase price for all the New Notes that might be delivered by holders of the New Notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Offer, the Old Notes and the New Notes—We may not be in a position to repurchase the New Notes for cash pursuant to their terms or to pay the amounts due upon conversion of the New Notes when required.” Our failure to purchase the New Notes when required would result in an event of default with respect to the New Notes. Such an event of default may, in turn, cause a default under our other indebtedness.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the New Notes.

The repurchase feature of the New Notes would not necessarily afford holders of the New Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the New Notes. In addition, the repurchase feature of the New Notes may in certain circumstances impede or discourage a takeover of our company. We are not aware, however, of any specific current effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

EVENTS OF DEFAULT

Each of the following constitutes an event of default with respect to the New Notes:

†	default in the payment when due of any principal of any of the New Notes whether at maturity, upon a Repurchase Event, upon redemption or exercise of a repurchase right;

†	default in the payment of any interest (including contingent interest, if any) or special interest when due under the New Notes, which default continues for 30 days after the date when due;

†	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

†	our failure to comply with any of our other agreements in the New Notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the New Notes and we fail to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

†	acceleration of any of our or our subsidiaries’ indebtedness for money borrowed in the aggregate principal amount then outstanding of $35,000,000 or more so that such indebtedness becomes due and payable prior to the date on which it would otherwise have become due and payable, and such acceleration is not rescinded within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the New Notes then outstanding, in accordance with the indenture; and

†	certain events of bankruptcy, insolvency or reorganization affecting us or any or our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X).

If an event of default (other than in the case of certain events of bankruptcy or insolvency, as described below) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare the

Description of the New Notes

outstanding principal amount of the New Notes plus any interest (including contingent interest) on the New Notes accrued and unpaid through the date of such declaration to be immediately due and payable in cash. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate outstanding principal amount of the New Notes may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the outstanding principal amount of the New Notes together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the New Notes.

MERGERS AND SALES OF ASSETS

The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the New Notes and the indenture, and (2) immediately after such transaction, no default or event of default shall exist.

This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “the properties and assets of the Company substantially as an entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

MODIFICATION AND WAIVER

We and the trustee may modify or amend the indenture or the New Notes with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding New Notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each New Note affected thereby:

†	change the stated maturity of the principal of, or any installment of interest, including contingent interest, if any, on or with respect to the New Notes;

†	reduce the principal amount of, repurchase price or redemption price of or interest on any New Note;

†	adversely affect the right of holders (1) to convert or (2) to require us to repurchase any of the New Notes;

†	alter the manner of calculation or rate of accrual of interest (including contingent interest) or special interest, redemption price or repurchase price on any New Note or extend the time or payment of any such amount;

†	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any New Note, including any payment on or after the stated maturity of the New Notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

†	modify the optional redemption provisions in a manner that adversely affects the holders;

Description of the New Notes

†	change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the New Notes is payable;

†	reduce the percentage in principal amount of the outstanding New Notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

†	modify any of the above provisions.

We and the trustee may modify or amend the indenture and the New Notes without the consent of any holder in order to, among other things:

†	provide for our successor pursuant to a consolidation, merger or sale of assets;

†	add to our covenants for the benefit of the holders of all or any of the New Notes or to surrender any right or power conferred upon us by the indenture;

†	provide for a successor trustee with respect to the New Notes;

†	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the New Notes in any material respect;

†	add any additional events of default with respect to all or any of the New Notes;

†	secure the New Notes;

†	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the New Notes;

†	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the New Notes, provided that such change or modification does not adversely affect the interests of the holders of the New Notes;

†	make any changes or modifications necessary in connection with the registration of the New Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holder of the New Notes in any material respect; or

†	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the New Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding New Notes may, on behalf of the holders of all of the New Notes, waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture and waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any installment of interest (including contingent interest) on or with respect to the New Notes or the payment of the redemption price or repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each New Note affected thereby.

REGISTRATION RIGHTS

We will use our reasonable best efforts to file, within 90 days of the consummation of the Offer, a registration statement relating to the resale of the New Notes and any shares of our common stock issuable upon conversion thereof, and use our reasonable best efforts to cause such registration statement to become effective under the Securities Act within 180 days after the consummation of the Offer. Under no circumstances, however, will we be obligated to pay liquidated damages or other penalties because of our failure to do so and our failure to do so will not constitute an event of default under the indenture relating to the New Notes. You can obtain a Notice and Questionnaire to provide

Description of the New Notes

us with the necessary information to be included as a “selling securityholder” in such registration statement by calling the Information Agent at the number on the back cover of this Offer to Exchange. However, if you hold Old Notes with the “unrestricted” CUSIP number 465823AJ1, ISIN number US465823AJ17, we believe that you may be free to sell your Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours) and, accordingly, you should also be free to sell any New Notes issued in exchange for such Old Notes without additional registration under the Securities Act (unless you are an affiliate of ours). You should consult your legal, tax and other advisors with respect to your particular circumstances.

CALCULATIONS IN RESPECT OF THE NEW NOTES

We or our agents will be responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determination of the market price of the New Notes and our common stock, and amounts of contingent interest payments, if any, on the New Notes, and the projected payment schedule. See “Certain United States Federal Income Tax Consequences.” We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of the New Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

THE TRUSTEE, PAYING AGENT, TRANSFER AGENT AND BID SOLICITATION AGENT

U.S. Bank National Association is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the New Notes.

FORM, DENOMINATION AND REGISTRATION OF THE NEW NOTES

The New Notes will be issued in registered form, without interest coupons, in denominations of $1,000 and multiples thereof, in the form of one or more global securities. In certain limited circumstances, we may issue the New Notes in certificated form, as further provided below. See “—Book-Entry Delivery and Settlement” for more information.

No service charge will be imposed in connection with any transfer or exchange of any New Note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Book-entry delivery and settlement

We will issue the New Notes in the form of one or more permanent global New Notes in definitive, fully registered, book-entry form. The global New Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

†	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

†	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

†	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

Description of the New Notes

†	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

†	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

†	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither of IVAX nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC the transfer of ownership in the global New Note will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global New Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the New Notes represented by a global New Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global New Note, DTC or that nominee will be considered the sole owner or holder of the New Notes represented by that global New Note for all purposes under the indenture and under the New Notes. Except as provided below, owners of beneficial interests in a global New Note will not be entitled to have the New Notes represented by that global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes and will not be considered the owners or holders thereof under the indenture or under the New Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global New Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of the New Notes under the indenture or the global New Notes.

The New Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global security, or at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing under the indenture and, in each case, the registrar has received a request from DTC or the holder of the global security for the issuance of certificated securities in exchange for the global security.

Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for New Notes registered in the names that DTC will provide in instructions to the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in that global security.

Neither IVAX nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the New Notes.

Description of the New Notes

DTC has advised us that it will take any action permitted to be taken by a holder of the New Notes only at the direction of one or more participants to whose account the DTC interests in a global security is credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

Payments on the New Notes represented by the global New Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the New Notes represented by a global New Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global New Notes as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global New Notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the New Notes represented by the global New Notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Description of capital stock

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to, and qualified in its entirety by, reference to our articles of incorporation, as amended, and by-laws, copies of which are on file with the SEC as exhibits to our SEC filings. Please refer to “Where You Can Find More Information” for directions on how you can obtain copies of these documents.

We are authorized to issue 546,875,000 shares of common stock, par value $0.10 per share, of which 260,877,267 were issued and outstanding and an additional 28,215,483 shares of our common stock were reserved for issuance under our outstanding stock options as of January 14, 2005. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. The holders of common stock have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors, and are entitled to share ratably in all of the assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs. Holders of our common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions in our articles of incorporation. The outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting by shareholders. Our common stock is listed on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX,” and on the London Stock Exchange under the symbol “IVX.L.”

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

On December 19, 1997, our board of directors declared a dividend of one common stock purchase right for each outstanding share of common stock. The dividend was payable as of December 29, 1997 to shareholders of record on that date. Each right entitles the registered holder to purchase from us 1.171875 shares of our common stock at a price of $9.60 per 1.171875 shares (the “exercise price”), subject to certain adjustments. The description and terms of the rights are set forth in that certain rights agreement between us and the rights agent named therein. The rights are not exercisable and are not certificated until the distribution date (as defined below). Until that time, the rights will automatically trade with the common stock. The rights will expire at the close of business on December 18, 2007, unless earlier redeemed by us. The number of shares of our common stock issuable upon exercise of the rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, our common stock. The exercise price for the rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of our common stock. Until a right is exercised, the holder of a right will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

Distribution date

Unless earlier redeemed by our board of directors, the rights become exercisable upon the close of business on the distribution date, which is the earlier of:

†	The tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions, has acquired beneficial ownership of 15% or more of our outstanding voting stock; and

†	the tenth business day (or such later date as may be determined by our board of directors) after the date of the commencement or announcement of a person’s or group’s intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 15% or more of our outstanding voting stock.

Effect of triggering event

Unless the rights are earlier redeemed by our board of directors, in the event that, after the time that a person becomes an acquiring person, we were to be acquired in a merger or other business

Description of capital stock

combination (in which any shares of our common stock are changed into or exchanged for other securities or assets) or more than 50% of our subsidiaries’ (taken as a whole) assets or earning power were to be sold or transferred in one or a series of related transactions, the rights agreement provides that proper provision will be made so that each holder of record of a right will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price. In addition, unless the rights are earlier redeemed by our board of directors, if a person or group (with certain exceptions) becomes the beneficial owner of 15% or more of our voting stock, the rights agreement provides that proper provision will be made so that each holder of record of a right, other than the acquiring person (whose rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the exercise price, that number of shares of common stock having a market value at the time of the transaction equal to two times the exercise price. The rights agreement also grants our board of directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange one share of our common stock for each then valid right (which would exclude rights held by the acquiring person that have become void).

Redemption

At any time on or prior to the close of business on the tenth day after the time that a person has become an acquiring person (or such later date as a majority of our board of directors may determine), we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. Immediately upon the effective time of the action of our board of directors authorizing redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

Amendment

For as long as the rights are then redeemable, we may, except with respect to the redemption price or date of expiration of the rights, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such.

Certain effects of the rights

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem them at $0.01 per right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership of 15% or more of our voting stock.

“ANTI-TAKEOVER” PROVISIONS

We are also subject to several anti-takeover provisions under Florida law. We are subject to the “affiliated transactions” and “control-share acquisition” provisions of the Florida Business Corporation Act. These provisions require, subject to limited exceptions, that before we may consummate any “affiliated transaction,” we must obtain the approval of:

†	the holders of two-thirds of our voting shares other than those beneficially owned by an “interested shareholder;” or

†	a majority of our disinterested directors.

Additionally, under Florida law voting rights are generally conferred on “control shares” acquired in specified control share acquisitions only as permitted by a resolution that our shareholders approve, excluding holders of shares defined as “interested shares.”

Certain United States federal income tax consequences

The following discussion summarizes certain U.S. federal income tax consequences of the Offer and the ownership and disposition of the New Notes and our common stock into which New Notes may be convertible. This discussion does not purport to be a complete analysis of all potential federal income tax considerations and does not address any tax consequences arising under any state, local or foreign tax laws or under any other U.S. federal tax laws.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements and published rulings of the Internal Revenue Service (“IRS”), all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS regarding the tax consequences of the Offer or the ownership and disposition of the New Notes or any common stock into which the New Notes may be convertible. There can be no assurance that the IRS will not take a contrary position regarding such tax consequences, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who receive the New Notes in exchange for Old Notes pursuant to the Offer or, with respect to the discussion under “—Consequences of the Offer—Non-Exchanging Holders,” holders who do not exchange their Old Notes pursuant to the Offer. In addition, this discussion only addresses holders who hold their Notes and any common stock received upon conversion of the New Notes as capital assets. This discussion does not address tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

†	banks, insurance companies, or other financial institutions;

†	holders subject to the alternative minimum tax;

†	tax-exempt organizations or tax-qualified retirement plans;

†	dealers in securities or currencies;

†	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

†	foreign persons or entities (except to the extent specifically set forth below);

†	persons that own, or are deemed to own, more than 5% of our company (except to the extent specifically set forth below);

†	U.S. expatriates;

†	U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

†	persons who hold the Notes as part of a hedge, straddle, conversion transaction or other risk reduction strategy, or as a part of an integrated investment.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes or our common stock, the tax treatment of each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold Notes or our common stock and their partners should consult their own tax advisors regarding their tax treatment.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Notes or our common stock that is:

†	an individual citizen or resident of the United States;

†	a corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

Certain United States federal income tax consequences

†	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

†	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of Notes or our common stock that is not a U.S. holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND OUR COMMON STOCK, AS WELL AS THE APPLICATION OF THE FEDERAL ESTATE AND GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY APPLICABLE TAX TREATY.

CONSEQUENCES OF THE OFFER

Exchanging holders

In general, a “significant modification” of a debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of a debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes. A modification will be considered “significant” if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

It is unclear whether the exchange of the Old Notes for the New Notes will be treated as a “significant modification” of the terms of the Old Notes for U.S. federal income tax purposes. We believe that the differences between the terms of the Old Notes and the New Notes should not be considered economically significant and, as a result, should not constitute a “significant modification” for U.S. federal income tax purposes. Thus, we will take the position that the exchange of the Old Notes for the New Notes does not constitute an exchange of the Notes for U.S. federal income tax purposes, and will treat the New Notes (with their modified terms) as a continuation of the Old Notes. By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange of the Old Notes for the New Notes as not constituting a significant modification of the terms of the Old Notes. Assuming the exchange of the Old Notes for the New Notes does not constitute a significant modification of the terms of the Old Notes, a holder will not recognize any gain or loss as a result of the exchange, but the receipt of the Exchange Fee will constitute ordinary income to the holder as described below. A holder’s tax basis and holding period in the New Notes will be the same as the holder’s tax basis and holding period in the Old Notes exchanged therefor.

There can be no assurance that the IRS will agree that the exchange of the Old Notes for the New Notes does not constitute a significant modification of the terms of the Old Notes. If the exchange constitutes a significant modification of the Old Notes, the tax consequences of the exchange will depend on whether the notes are considered “securities” for U.S. federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. As a general rule, a debt instrument with a term of five years or less will not be considered a security, and a debt instrument with a term of ten years or more will be considered a security. The treatment of a debt instrument with a term between five and ten years as a security is unclear.

If the exchange of the Notes constitutes a significant modification of the Old Notes and both the Old Notes and the New Notes are considered securities, the exchange would be treated as a non-taxable recapitalization and a holder would not recognize any gain or loss as a result of the exchange. A holder generally would have the same tax basis and holding period in the New Notes as the holder had in the Old Notes exchanged therefor.

Because holders have the right to require us to redeem the Notes at certain times prior to the Notes’ maturity, the Notes may be viewed as having a term of less than ten years and, as a result, may not constitute securities for U.S. federal income tax purposes. If the exchange constitutes a significant

Certain United States federal income tax consequences

modification of the Old Notes and either the Old Notes or the New Notes are not considered securities for U.S. federal income tax purposes, then the exchange would be a taxable transaction. In such case, holders of the Notes would recognize gain or loss in an amount equal to the difference between the amount realized in the exchange and their adjusted tax basis in the Old Notes at the time of the exchange. The amount realized in the exchange would be the issue price of the New Notes (as described below). A holder’s adjusted tax basis in an Old Note generally will equal the amount paid therefor, increased by original issue discount and any positive adjustment made to reflect discount included in income by the holder and decreased by the amount of any noncontingent payment and the projected amount of any contingent payments previously made on the Old Note as well as any negative adjustment made to reflect premium. Any gain generally would be treated as interest income. Any loss would be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss with respect to the Old Notes; the balance would be treated as capital loss. Each holder’s holding period in the New Notes would begin the day after the exchange, and each holder’s tax basis in the New Notes generally would equal the issue price of the New Notes (as described below).

The issue price of the New Notes will be their fair market value on the date of the exchange, assuming that the New Notes are “traded on an established securities market” within the meaning of applicable Treasury Regulations. If the New Notes are not traded on an established securities market, but the Old Notes are traded on an established securities market, the issue price of the New Notes will be the fair market value of the Old Notes on the date of the exchange. Notes are treated as traded on an established market if, among others, at any time during the 60-day period ending 30 days after the date of the exchange, such notes are traded or listed on a national securities exchange, interdealer quotation system, or, subject to certain limitations, if price quotations are readily available from dealers, brokers or traders. We expect the New Notes to be traded on an established market within the meaning of the applicable Treasury Regulations, and, accordingly, the New Notes should have an issue price equal to their fair market value on the date of the exchange.

If the exchange of Old Notes for the New Notes were treated as an exchange for tax purposes (i.e., as either a recapitalization or a taxable exchange), the tax treatment of the New Notes would depend on whether the Old Notes or the New Notes were considered to be traded on an established securities market (as described above). If either the Old Notes or the New Notes were considered to be traded on an established securities market, then the New Notes generally would be subject to the rules discussed below under “—Classification of the New Notes,” except that a holder’s tax basis in a New Note would be determined in accordance with the rules discussed above and we would need to determine a new comparable yield and projected payment schedule for the New Notes. Alternatively, if both the Old Notes and the New Notes were not considered to be traded on an established securities market, then the New Notes would be subject to a different set of rules applicable to contingent payment debt instruments that may have a material effect on the amount, timing and character of the income, gain or loss recognized by a holder with respect to a New Note. You should consult you tax advisor regarding the tax consequences of such alternative treatment of the New Notes.

Tax treatment of the exchange fee

Although the precise treatment of the Exchange Fee is not entirely clear under current law, the amount of any Exchange Fee received by holders participating in the Offer will be taxable as ordinary income. Any Exchange Fee paid to a non-U.S. holder may be subject to a 30% withholding tax unless the non-U.S. holder provides the applicable withholding agent with an IRS Form W-8ECI certifying that such payment is effectively connected with such holder’s conduct of a U.S. trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable U.S. income tax treaty.

Non-exchanging holders

Holders who do not exchange their Old Notes for the New Notes in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Offer. Non-exchanging holders will

Certain United States federal income tax consequences

continue to have the same tax basis and holding period in their Old Notes as they had prior to the Offer.

CLASSIFICATION OF THE NEW NOTES

Under the indentures governing the Old Notes and the New Notes, we and each holder of the Notes agree to treat the Notes, for U.S. federal income tax purposes, as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below and using the comparable yield set forth below. The remainder of this discussion assumes that the Notes will be so treated and does not address any other possible tax treatment of the Notes. The IRS has issued a revenue ruling with respect to instruments similar to the Notes which supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the Notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any different tax treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might recognize different amounts of income, gain or loss (or possibly no loss) upon conversion of the Notes to cash and, if applicable, our common stock, and might recognize capital gain or loss upon a taxable disposition of the Notes. Holders should consult their tax advisors concerning the tax treatment of holding the Notes.

Under the indenture governing the New Notes, we and each holder will agree to treat the exchange of the Old Notes for the New Notes as not constituting a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment will be respected and the New Notes will be treated as a continuation of the Old Notes for U.S. federal income tax purposes. If such treatment is not respected, the tax consequences of owning and disposing of the New Notes may differ materially from those described below.

U.S. HOLDERS— CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE NEW NOTES

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their own tax advisors.

Accrual of interest

Under the Contingent Debt Regulations, actual cash payments on the New Notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

†	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the New Notes;

†	require you to accrue and include in taxable income each year original issue discount at the comparable yield set forth below, which will be substantially in excess of the stated interest payments you actually receive; and

†	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the New Notes.

Subject to the adjustments described below under “—Adjustments to Interest Accruals on the Notes” that apply to holders that purchase the New Notes for a price other than the adjusted issue price (as defined below), you will be required to accrue an amount of ordinary interest income as original issue

Certain United States federal income tax consequences

discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the New Note that equals:

†	the product of (i) the adjusted issue price of the New Note as of the beginning of the accrual period and (ii) the comparable yield to maturity (determined as set forth below) of the New Note, adjusted for the length of the accrual period;

†	divided by the number of days in the accrual period; and

†	multiplied by the number of days during the accrual period that you held the Notes.

The adjusted issue price of a New Note is equal to the issue price of the Old Note (the first price at which a substantial amount of the Old Notes were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for which it was exchanged, increased by any original issue discount previously accrued with respect to the Old Note and the New Note, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the Old Note and the New Note. The comparable yield for the New Notes will be the same as the comparable yield we determined for the Old Notes— 7.0% per annum, compounded semiannually. The comparable yield for the Old Notes was based on the rate at which we could have issued, on the issue date of the Old Notes, a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Old Notes.

We prepared a projected payment schedule for the Old Notes, solely for U.S. federal income tax purposes, that included the actual interest payments on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. Under the indentures governing the Old Notes and the New Notes, holders agree to be bound by our determination of the comparable yield for the Old Notes and the projected payment schedule that we prepared for the Old Notes. For U.S. federal income tax purposes, you must continue to use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the New Notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Incorporation of Certain Documents by Reference.”

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a Note.

Adjustments to interest accruals on the notes

If the actual contingent payments made on the New Notes differ from the projected contingent payments, adjustments will be made to account for the difference. In addition to the interest accrual discussed above, if you receive actual payments with respect to the New Notes for a taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a “positive adjustment” and be required to include additional original issue discount in income equal to the amount of the excess of actual payments over projected payments. For these purposes, payments in a taxable year include the fair market value of property received in that year, including the amount of cash and the fair market value of any our common stock received upon a conversion of the New Notes. If you receive actual payments in a taxable year that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a “negative adjustment” equal to the amount of such deficit. A negative adjustment will be treated as follows:

†	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

†	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount

Certain United States federal income tax consequences

inclusions with respect to the Old Notes and the New Notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments on the Old Notes and the New Notes; and

†	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

If you acquired an Old Note at a discount or premium to the adjusted issue price of the Old Note on the acquisition date, you must reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the New Note. You should consult your tax advisor regarding these allocations.

If your tax basis was greater than the adjusted issue price of your Old Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is reduced by the amount treated as a negative adjustment.

If your tax basis was less than the adjusted issue price of your Old Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is increased by the amount treated as a positive adjustment.

Sale, exchange, conversion or redemption of the New Notes

Upon the sale, exchange, repurchase or redemption of a New Note, or upon the conversion of a New Note for cash or a combination of cash and common stock, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the New Note. The amount realized will include the amount of cash and the fair market value of any property you receive in exchange for the New Note (including common stock that you receive upon conversion of the New Notes). Such gain on a New Note will be treated as interest income. Loss from the disposition of a New Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the New Note and Old Note exchanged therefor. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the New Note was held for more than one year. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the tax basis of a New Note. Your adjusted tax basis in a New Note generally will be equal to your original purchase price of the Old Note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the adjusted issue price, if any), and reduced by the amount of any noncontigent payment and the projected amount of any contingent payments previously scheduled to be made on the New Note and Old Note exchanged therefor.

Under this treatment, your tax basis in any of our common stock received upon conversion of a New Note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

Constructive dividends

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received

Certain United States federal income tax consequences

constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

If you receive our common stock upon conversion of your New Note, any distributions made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. With respect to noncorporate taxpayers for taxable years beginning before January 1, 2009, such dividends generally will be taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, exchange or redemption of common stock

If you receive our common stock upon conversion of your New Note, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a New Note are determined as discussed above under “—Sale, Exchange, Conversion or Redemption of the New Notes.” The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

We are required to furnish to the IRS and to record holders of the New Notes and our common stock, other than corporations and other exempt holders, information with respect to interest on the Notes and dividends paid on the common stock.

You may be subject to backup withholding with respect to interest paid on the New Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the New Notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

†	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

†	furnish an incorrect TIN;

†	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

†	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

Certain United States federal income tax consequences

NON-U.S. HOLDERS—CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE NEW NOTES

The following discussion summarizes certain U.S. federal income tax consequences to non-U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their own tax advisors.

Payments of interest; conversion of the New Notes

You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes (including any gain from a sale or disposition of the New Notes and gains attributable to any shares of our common stock received upon a conversion of the New Notes) provided that:

†	such interest is not effectively connected with your conduct of a trade or business in the United States;

†	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Code Section 871(h)(3);

†	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

†	you are not a bank whose receipt of interest (including original issue discount) on a Note is described in Code Section 881(c)(3)(A); and

†	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN or any such successor form), or you hold your Notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

If you cannot satisfy the requirements described above, you generally will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person (as defined under the Code). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate prescribed by an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

Sale, exchange, conversion or redemption of the New Notes or common stock

Any gain realized by you on the sale, exchange, conversion or redemption of a New Note generally will be treated as interest income subject to the rules described above under “— Payments of Interest; Conversion of the New Notes.”

Certain United States federal income tax consequences

Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

†	the gain is effectively connected with your conduct of a U.S. trade or business;

†	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

†	you are subject to Code provisions applicable to certain U.S. expatriates; or

†	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then under certain circumstances, any such effectively connected gain also may be subject to the branch profits tax at a 30% rate (or such lower rate prescribed by an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

We do not believe that we currently are, and we do not anticipate becoming, a U.S. real property holding corporation. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

In general, any dividends received by you with respect to our common stock (and any deemed distributions resulting from adjustments, or failures to make adjustments, to the conversion price of the New Notes, see “U.S. Holders—Consequences of Ownership and Disposition of the New Notes—Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States generally are subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certification requirements). Under various circumstances, any such effectively connected dividends received by a non-U.S. holder that is a corporation also may be subject to the branch profits tax at a 30% rate or such lower rate prescribed by an applicable U.S. income tax treaty.

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup withholding and information reporting

If you are a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the New Notes pursuant to a conversion, redemption or repurchase) or with respect to the proceeds of the sale of a New Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above under “—Payments of Interest; Conversion of the New Notes” and does not

Certain United States federal income tax consequences

have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Incorporation of certain documents by reference

We are “incorporating by reference” into this Offer to Exchange information we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange, and any information that we file later with the SEC that is incorporated in this Offer to Exchange will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC from the date of this Offer to Exchange through the Expiration Date under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

†	Our annual report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

†	Our quarterly report on Form 10-Q for the period ended March 31, 2004 filed on May 7, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

†	Our quarterly report on Form 10-Q for the period ended June 30, 2004 filed on August 9, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

†	Our quarterly report on Form 10-Q for the period ended September 30, 2004 filed on November 9, 2004;

†	Our current report on Form 8-K dated June 25, 2004 filed on June 25, 2004;

†	Our current report on Form 8-K dated October 7, 2004 filed on October 12, 2004;

†	Our current report on Form 8-K dated October 22, 2004 filed on November 5, 2004, which announced the five-for-four stock split and includes our Form 10-K for the year ended December 31, 2003 and the Forms 10-Q for each of the periods ended March 31, 2004 and June 30, 2004 revised to reflect split-adjusted numbers;

†	Our current report on Form 8-K dated December 22, 2004 filed on December 22, 2004;

†	The portions of our proxy statement on Schedule 14A filed on April 29, 2004 that are deemed “filed” with the SEC under the Exchange Act;

†	The description of our common stock contained in our registration statement on Form 8-B filed on July 28, 1993 and any amendment or report filed for the purpose of updating such description; and

†	The description of our common stock purchase rights contained in our current report on Form 8-K filed on December 31, 1997.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this Offer to Exchange shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Offer to Exchange modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

You may request a copy of these filings by writing or telephoning us at the following address:

IVAX Corporation

4400 Biscayne Boulevard
Miami, Florida 33137
Attention: Corporate Secretary
(305) 575-6000

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this Offer to Exchange.

If you have questions about us you may contact us at the address or telephone number set forth above.

To obtain additional copies of the Offer to Exchange, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

IVAX

Exchange Agent:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Department

Information Agent:

MacKenzie Partners, Inc.
106 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500
or
Call Toll Free: (800) 322-2885